As filed with the Securities and Exchange Commission on June 17, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATRICURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	34-1940305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7555 Innovation Way

Mason, Ohio 45040

(513) 755-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Mark Reuter, Esq.

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6469

Facsimile: (513) 579-6457

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon the filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)(9)
Primary Offering (1)
Common Stock
Preferred Stock
Debt Securities (4)
Warrants (5)
Depositary Shares (6)
Units (7)
Total for Primary Offering	$150,000,000	100%	$150,000,000	$15,105
Secondary Offering (8)
Common Stock	5,659,984		$115,152,374	$11,596
Total for Primary and Secondary Offering			$265,152,374	$26,701

(1)	These offered securities may be sold separately, together or as units with other offered securities.
(2)	With respect to the Primary Offering, these offered securities are being registered as an indeterminate number of securities and shall have an aggregate offering price not to exceed $150,000,000. This total amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered under this Registration Statement, to the extent any such securities are, by their terms, convertible or exchangeable for other securities. In addition, with respect to the Secondary Offering, up to 5,659,984 shares of common stock may be sold from time to time pursuant to this Registration Statement by the selling securityholders named herein.
(3)	With respect to the Primary Offering, the filing fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance of securities. The amount registered is not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D to Form S-3 under the Securities Act.
(4)	An indeterminate principal amount of Debt Securities of the Registrant as may be sold from time to time are being registered under this Registration Statement. Debt Securities may be senior or subordinated. Debt securities may be issued at an original issue discount.
(5)	An indeterminate number of Warrants of the Registrant as may be sold from time to time are being registered under this Registration Statement. Warrants may represent rights to purchase Common Stock, Preferred Stock or Debt Securities or any other securities registered hereunder.
(6)	Each Depositary Share will be issued under a deposit agreement and will be evidenced by a Depositary Receipt representing an interest in all or a specified portion of a share of Preferred Stock. If the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered under this Registration Statement, Depositary Receipts will be distributed to those persons purchasing such fractional interests and shares of Preferred Stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for Depositary Shares.
(7)	Any securities registered under this Registration Statement may be sold as units with other securities registered under this Registration Statement. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.
(8)	Up to 5,659,984 shares of common stock may be sold from time to time pursuant to this registration statement by the selling securityholders named herein. This Registration Statement shall also cover any additional securities to be offered or issued from share splits, share dividends, recapitalizations or similar transactions.
(9)	The Registrant previously paid registration fees of $1,357 on November 10, 2015 when Registration Statement No. 333-207916 was filed (the “Prior Registration Statement”) and applied fees of $10,239 for unsold securities from prior registration statements as described in such Registration Statement. $115,152,374 of the Registrant’s securities registered pursuant to the Prior Registration Statement remain unsold, resulting in $11,596 in Registration Statement fees paid at the time of the filing the Prior Registration Statement remaining unused. Pursuant to Rule 457(p) of the Securities Act, the Registrant hereby applies these unused registration fees from the Prior Registration Statement to offset the registration fees associated with this Registration Statement, resulting in net registration fees of $15,105. The filing fee applicable to the Secondary Offering was calculated pursuant to Rule 457(c) under the Securities Act. See note (10) to the table captioned “Calculation of Registration Fee” in the Registration Statement filed on November 10, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-3 of AtriCure, Inc. (the “Registrant”) is being filed for the purpose of amending Registration Statement No. 333-207916 to reflect that the Registrant is no longer a well-known seasoned issuer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)). Accordingly, the Registrant is filing this Registration Statement to convert it from a Form S-3 ASR (automatic shelf registration statement) to a Form S-3 (non-automatic shelf registration statement) and add disclosure required for a registrant other than a well-known seasoned issuer.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 17, 2016

Prospectus

$150,000,000

Common Stock, Preferred Stock, Debt Securities, Warrants,

Depositary Shares and Units

and

5,659,984 Shares of Common Stock

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to an aggregate offering amount of $150,000,000, in any combination of common stock, preferred stock, debt securities, warrants, depositary shares and units. Also, selling securityholders identified in this prospectus may, from time to time, offer and sell up to an additional 5,659,984 shares of common stock. See “Selling Securityholders.”

We will provide you with more specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We or any selling securityholders may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We or any selling securityholders may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “ATRC.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we or any selling securityholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered. Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the selling securityholders and the securities we or any selling securityholders may offer under this prospectus. Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the Registration Statement. We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. You may obtain copies of that registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or “AtriCure” refer to AtriCure, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the operation of the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can also be accessed free of charge through the Internet.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The Registration Statement, including the attached exhibits, contains additional relevant information about us, and the selling securityholders and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the Registration Statement from the SEC as described above. The Registration Statement and the documents referred to below under “Information Incorporated by Reference” and our other SEC filings are also available free of charge by accessing the “Investors” section of our website at http://www.atricure.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	our Current Reports on Form 8-K filed on February 8, 2016, April 28, 2016 and May 27, 2016 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on or about August 1, 2005.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, unless, and except to the extent, specified in such Current Reports. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Investor Relations

AtriCure, Inc.

7555 Innovation Way

Mason, Ohio 45040

Telephone: (513) 755-4100

You may also access the documents incorporated by reference in this prospectus free of charge through the “Investors” section of our website at http://www.atricure.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 1A in our Annual Report on Form 10-K for our most recent fiscal year, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC, as incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements in this prospectus and any accompanying prospectus supplement not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes”, “seeks”, “expects”, “may”, “should”, “intends”, “likely”, “targets”, “plans”, “anticipates”, “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements are and will be discussed in our reports on Forms 10-K, 10-Q and 8-K, incorporated by reference in this prospectus.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, AtriCure’s ability to raise the capital that may be required to accomplish the foregoing, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. We do not undertake any obligation to publicly update or review any forward-looking statement.

ATRICURE, INC.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33 million people worldwide.

We were incorporated in the State of Delaware as AtriCure, Inc. on October 31, 2000. Our principal executive offices are located at 7555 Innovation Way, Mason, Ohio 45040. Our telephone number is (513) 755-4100. SEC filings, news releases, our Code of Ethics applicable to directors, officers and employees and other information may be accessed free of charge through the “Investors” section of our website at http://www.atricure.com. Other than the information specifically incorporated by reference in this prospectus, information on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include the repayment of outstanding debt. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in marketable securities. The specific allocations, if any, of the proceeds from the sale of any of the securities will be described in the prospectus supplement relating to the offering of the securities.

Unless otherwise indicated in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months ended March 31,	Fiscal Years
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

Ratio of earnings to fixed charges is not applicable as the Company is deficient in earnings by $9,338, $26,379, $15,430, $10,660, $6,485, and $4,442 for the three months ended March 31, 2016 and fiscal years ending 2015, 2014, 2013, 2012, and 2011, respectively.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, depositary shares and units.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material U.S. federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF COMMON STOCK

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will set forth the number of shares offered, the initial offering price and recent market prices, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws and to the provisions of the Delaware General Corporation Law.

The following briefly summarizes the material terms of the common stock that we may offer, other than pricing and related terms which will be disclosed in a prospectus supplement. The total number of authorized shares of common stock is 90,000,000, par value $0.001 per share. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors. Our board of directors is authorized to issue the shares of common stock that are authorized but not yet issued without further shareholder approval.

Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares or debt securities.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

As of June 10, 2016, we had 33,123,362 shares of common stock outstanding. Shares of common stock carry no preemptive or conversion or subscription rights and are not subject to redemption or sinking fund provisions. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities or exercise of employee stock options will be, fully paid and non-assessable.

Our common stock is listed on the NASDAQ Global Market and trades under the symbol “ATRC.” Our registrar and transfer agent is American Stock Transfer & Trust Company.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Because our shareholders do not have cumulative voting rights, our shareholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors. Our Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide that all shareholder action must be effected at a duly called meeting of shareholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of shareholders. Our Amended and Restated Certificate of Incorporation requires a 66 2/3% shareholder vote for the amendment, repeal or modification of certain provisions of our Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws relating to the absence of cumulative voting, limitations of liability of our directors, the requirement that shareholder actions be effected at a duly-called meeting and the designated parties entitled to call a special meeting of the shareholders.

The combination of the lack of cumulative voting and the 66 2/3% shareholder voting requirement will make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested shareholder” for a period of three years following the date that the shareholder became an interested shareholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors or officers or by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested shareholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, be adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the shareholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer, which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our Amended and Restated Certificate of Incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we have not issued any shares of preferred stock. Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in our Amended and Restated Certificate of Incorporation.

Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to our Amended and Restated Certificate of Incorporation.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and its subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on our common stock or any other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

If we issue voting preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders. If we issue non-voting preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law. The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be governed by documents called “indentures.” An indenture is a contract between AtriCure and the trustee named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against AtriCure if AtriCure defaults. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Remedies If An Event of Default Occurs.” Second, the trustee may perform administrative duties for AtriCure, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The debt securities will be unsecured general obligations of AtriCure and may include:

•	senior debt securities, to be issued under the senior indenture; and

•	subordinated debt securities, to be issued under the subordinated indenture.

The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities. The summary in this section and in any prospectus supplement does not describe every aspect of the senior or subordinated indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture and the debt securities. The forms of the senior indenture and subordinated indenture and the forms of the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

This section summarizes the general terms of the senior and subordinated debt securities that we may offer. When we refer to the indenture, we mean the senior indenture and the subordinated indenture collectively, unless we indicate otherwise. When we refer to the trustee, we mean the senior trustee and the subordinated trustee collectively, unless we indicate otherwise. When we refer to the debt securities, we mean the senior and subordinated debt securities, unless we indicate otherwise.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

•	the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

•	the place or places where the principal and premium, if any, and interest, if any, shall be payable, where the debt securities may be surrendered for transfer or exchange, and where notices and demands may be served;

•	the date, if any, after which and the price or prices at which the debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the holder’s option;

•	the denomination in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants with respect to the securities;

•	any provision relating to the defeasance of our obligations in connection with the debt securities;

•	any provision regarding exchangeability or conversion of the debt securities into our common stock or other securities;

•	whether any debt securities will be issued in the form of a global security, and, if different than described below under “Book-Entry Securities,” any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

•	the subordination provisions applicable to the subordinated debt securities; and

•	any other material terms of the debt securities.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

The indenture and its associated documents will contain the full legal text of the matters described in this section. The indenture and the debt securities will be governed by New York law.

Events of Default

You will have special rights if an “event of default” occurs, with respect to any series of debt securities, and is not cured, as described later in this subsection. Under the indenture, the term “event of default” will mean any of the following:

•	AtriCure does not pay interest on a debt security within 30 days of its due date;

•	AtriCure does not pay the principal or any premium on a debt security on its due date;

•	AtriCure remains in breach of any covenant or warranty described in the indenture for 90 days after AtriCure receives a notice stating it is in breach, which notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities;

•	AtriCure fails to pay an amount of debt as defined in any mortgage, indenture, security agreement or other instrument totaling more than $25,000,000 in principal amount, AtriCure’s obligation to repay is accelerated by its lenders, and this payment obligation remains accelerated for 30 days after AtriCure receives notice of default as described in the previous paragraph;

•	AtriCure becomes subject to one or more final, non-appealable judgments, orders or decrees requiring payments of more than $25,000,000 and such judgments, orders or decrees remain unsatisfied for 60 days during which a stay of enforcement has not been in effect after AtriCure receives notice as described two paragraphs above; or

•	certain events of bankruptcy, insolvency or reorganization of AtriCure.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured (if a cure period is provided for), the trustee or the direct holders of 25% in principal amount of the outstanding debt securities may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

Except in cases of default, whereby a trustee has some special duties, a trustee will not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from costs, expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action in its own name as trustee because of the default, and must offer reasonable indemnity to the trustee against the costs, expenses and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Modification

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indentures or your debt securities without your specific approval. The following is a list of those types of changes:

•	change the payment due date;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote

The second type of change to the indentures and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Consolidation, Merger and Sale of Assets

AtriCure may consolidate or merge with or into another entity, and AtriCure may sell or lease substantially all of AtriCure’s assets to another corporation if the following conditions, among others, are met:

•	where AtriCure merges out of existence or sells or leases substantially all its assets, the other entity must be a corporation, partnership or trust organized under the laws of a state or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

Form, Exchange, Registration and Transfer

Generally, we will issue debt securities only in registered global form. See “Book-Entry Securities” below. However, if specified in the prospectus supplement, we may issue certificated securities in definitive form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role itself. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and AtriCure redeems less than all of the debt securities of a particular series, AtriCure may block the transfer or exchange of those debt securities during the period beginning 15 days before the day AtriCure mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Book-Entry Securities

The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, or other successor depository we appoint, and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depository for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s nominee).

DTC has informed us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations, and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the mortgage indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the mortgage indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the mortgage indenture or the global security.

We will not have any responsibility or liability for any aspect of DTC’s records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the debt securities.

We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

U.S. Bank National Association will act as trustee under each of the senior debt indenture and the subordinated debt indenture.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of debt warrants or common stock warrants we may offer. We will set forth further terms of the debt warrants, common stock warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

Common Stock and Preferred Stock Warrants

The applicable prospectus supplement will describe the terms of any common stock or preferred stock warrants, including the following:

•	the title of such warrants;

•	the offering price of such warrants, which we may distribute proportionately free of charge to our shareholders (in the applicable prospectus supplement, we may refer to warrants distributed proportionately free of charge to our shareholders as rights to purchase our common stock and any securities not taken by our shareholders may be reoffered to the public);

•	the aggregate number of such warrants;

•	the designation and terms of the securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•	the number of shares of securities purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent for the warrants; and

•	the antidilution provisions of the warrants, if any.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

•	if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

•	information with respect to book-entry procedures, if any;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent for the warrants;

•	the antidilution provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depository shares and depositary receipts, other than pricing and related terms, which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and are subject to, and qualified in their entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depositary. The fraction or the multiple of a share of preferred stock, which each depositary share represents, will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as its preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include any applicable dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable method as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holder of the depositary shares representing those shares.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “– Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up. We may also terminate the deposit agreement at any time we wish with at least 60 days prior written notice to the depositary. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred stock by holders of the depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary receipts will pay other taxes and governmental charges and any other charges provided in the deposit agreement to be payable by them.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will expressly limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct; and

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Reports to Holders

We will deliver all required reports and communications to holders of the offered preferred stock to the depositary, and it will forward those reports and communications to the holders of depositary shares.

ISSUANCE OF COMMON STOCK PURSUANT TO OUR ACQUISITION OF NCONTACT

Effective October 13, 2015, we acquired nContact pursuant to the terms of the Merger Agreement (the “Merger Agreement”), by and among AtriCure, two wholly-owned subsidiaries of AtriCure, and WRYP Stockholders Services, LLC, solely in its capacity as representative of the stockholders (“Representative”). As consideration for the merger, we paid upfront consideration of 3,452,152 shares of our common stock and approximately $7.6 million in cash and deposited an additional 304,876 shares of our common stock into an escrow established pursuant to the Merger Agreement for post-closing claims.

Subject to meeting certain additional performance milestones throughout the five-year period beginning January 1, 2016, as more particularly described in the Merger Agreement, the nContact stockholders will be eligible to receive additional consideration in the form of earn out payments (the “Earn-Out”). The Earn-Out may be paid in a combination of cash and our common stock. The Merger Agreement provides that the maximum number of shares that may be issued by AtriCure in connection with all of the transactions contemplated by the Merger Agreement, including the Earn-Out, shall not exceed 19.9% of AtriCure’s outstanding shares of common stock prior to the acquisition of nContact. This prospectus relates to the resale of the 3,757,028 shares of our common stock previously issued, and up to 1,902,956 additional shares that may be issued pursuant to the Earn-Out by us to the former stockholders of nContact (the “selling securityholders”) in connection with the Merger Agreement.

SELLING SECURITYHOLDERS

The shares of common stock to be sold pursuant to this prospectus identified in the table below were issued in a private placement to the selling securityholders in connection with the consummation of transactions contemplated by the Merger Agreement described above in “Issuance of Common Stock Pursuant to our Acquisition of nContact.” When we refer to the selling securityholders in this prospectus, we mean the holders listed in the table below, as well as their permitted transferees, assignees, donees, pledgees and successors in interest.

The Registration Statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling securityholders in the Merger Agreement in order to permit the selling securityholders to resell to the public shares of our common stock, as well as any shares of common stock that we may issue or may be issuable by reason of the Earn-Out. We will pay certain expenses of the registration of the selling securityholders’ shares of our common stock, including SEC filing fees, but the selling securityholders will pay all underwriting discounts and commissions, if any.

Securityholders that received shares pursuant to the Merger Agreement entered into a Lock-Up and Liquidity Agreement. Pursuant to the Lock-Up and Liquidity Agreement and subject to certain exceptions, for a period that ended the 180th day following the closing of the Merger (the “Lock-Up Period”), the selling securityholders agreed that they would not offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer, hedge or dispose of any of our shares, enter into any swap or other arrangement that transfers our shares, make any demand for or exercise any right with respect to registration of any of our shares, or publicly announce the intention to do any of the foregoing, without our prior written consent. Notwithstanding the foregoing, AtriCure agreed to use commercially reasonable efforts after the closing to undertake an organized liquidity event that gives selling securityholders the right, during the Lock-Up Period, to sell up to 50% of such selling securityholder’s shares received pursuant to the Merger Agreement. The Lock-Up Period does not apply to any of our shares issued as part of any Earn-Outs.

Pursuant to registration rights granted in the Merger Agreement, each selling securityholder must promptly notify us in writing of any changes in the information set forth in the Registration Statement regarding the selling securityholder. We may, by giving two (2) days prior written notice to each selling securityholder, delay or suspend the Registration Statement and require that all selling securityholders immediately cease sales of shares of our common stock pursuant to the Registration Statement, for a period no longer than fourteen (14) calendar days, in the event that: (i) we are involved in any activity, transaction, preparations or negotiations that we desire to keep confidential for business reasons and we in good faith determine that the public disclosure requirements imposed on us pursuant to the Registration Statement would require a disclosure that could cause us imminent and material harm; or (ii) any other event occurs that makes any statement of a material fact in the Registration Statement untrue or requires additions or changes to the Registration Statement; provided, however, that we may only use this right twice in any twelve-month period.

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our common stock held by the selling securityholders as of October 13, 2015. Given that the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of shares of our common stock that will be held by the selling securityholders upon termination of this offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling securityholders will sell all of their shares of our common stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 33,123,362 shares of our common stock outstanding as of June 10, 2016. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. The entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned.

Except as described herein, none of the selling securityholders has had any material relationship with us except with respect to ownership of the shares of common stock.

Shares beneficially owned prior to this offering			Shares beneficially owned after offering
Name and address of beneficial owner	Common stock (1)	Percentage of shares	Shares to be sold in offering	Common stock	Percentage of shares
Intersouth Partners VI, L.P. (2) 102 City Mall Plaza, Suite 200 Durham, NC 27701	1,998,465	6.20%	1,998,465	—	—
Massey Burch Venture Fund II, L.P. (3) 4007 Hillsboro Rd. Suite A Nashville, TN 37215	657,225	2.04%	657,225	—	—
Village Ventures Partners Fund, L.P. (4) 1 Bank Street, 2nd Floor Williamstown, MA 01267	25,969	*	25,969	—	—
Village Ventures Partners Fund A, L.P. (4) 1 Bank Street, 2nd Floor Williamstown, MA 01267	1,874	*	1,874	—	—
Tall Oaks Capital Investments, LLC (5) 315 Old Ivy Way, Suite 301 Charlottesville, VA 22903	79,406	*	79,406	—	—
Finistere-Chicago Partners Fund I L.P. (6) 4365 Executive Drive, Suite 1500 San Diego, CA 92121	393,425	1.22%	393,425	—	—
Finistere-Oceania Partners Fund I L.P. (6) 4365 Executive Drive, Suite 1500 San Diego, CA 92121	108,247	*	108,247	—	—
Hippo Ventures, L.L.C. (7) 3101 Hillsborough St. Raleigh, NC 27607	336,190	1.04%	336,190	—	—
Hippo Ventures II, L.L.C. (7) 3101 Hillsborough St. Raleigh, NC 27607	264,812	*	264,812	—	—
Harbert Venture Partners, LLC (8) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	309,678	*	309,678	—	—
Harbert Venture Partners II, L.P. (9) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	436,463	1.35%	436,463	—	—
SVB Financial Group 3005 Tasman Dr. Santa Clara, CA 95054	151	*	151	—	—
ZMV Associates, LLC (10) 114 River Road Scarborough, NY 10510	215,528	*	215,528	—	—
NCON Co-Investor, LLC (9) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	308,875	1.09%	308,875	—	—
Harbert Venture Partners (Annex Fund), LLC (8) 2100 Third Avenue North, Suite 600 Birmingham, AL 35203	38,902	*	38,902	—	—
Excelleration MedTech, LLC (11) 3550 Lakeline Blvd., Suite 170-1520 Leander, TX 78641	367,920	1.14%	367,920	—	—
Lakestone Capital, LLC (12) 2626 Glenwood Avenue, Suite 483 Raleigh, NC 27608	17,487	*	17,487	—	—
Hercules Technology III, L.P. (13) 400 Hamilton Ave., Suite 310 Palo Alto, CA 94301	11,341	*	11,341	—	—
Michael S. Estes PhD 1173 Brown Ave. Lafayette, CA 94549	5,078	*	5,078	—	—

John P. Funkhouser 3340 Alleghany Drive Raleigh, NC 27609	50,819	*	50,819	—	—
James G. Whayne 3922 Overcup Oak Lane Cary, NC 27519	11,306	*	11,306	—	—
Sidney D. Fleischman 1147 Scholastic Circle Durham, NC 27713	20,823	*	20,823	—	—

*	denotes less than one percent
1.	Includes shares of our common stock over which the selling securityholder has sole voting and dispositive power as well as shares of our common stock held in escrow over which WRYP Stockholders Services, LLC in its capacity as representative of the selling securityholder has sole voting power as follows: Intersouth Partners VI, L.P. – 109,157 shares; Massey Burch Venture Fund II, L.P. – 35,901 shares; Village Ventures Partners Fund, L.P. – 1,417 shares; Village Ventures Partners Fund A, L.P. – 107 shares; Tall Oaks Capital Investments, LLC – 4,342 shares; Finistere-Chicago Partners Fund I L.P. – 21,491 shares; Finistere-Oceania Partners Fund I L.P. – 5,917 shares; Hippo Ventures, L.L.C. – 18,363 shares; Hippo Ventures II, L.L.C. – 14,462; Harbert Venture Partners, LLC – 16,917 shares; Harbert Venture Partners II, L.P. – 23,842 shares; SVB Financial Group - 12 shares; ZMV Associates, LLC – 11,769 shares; NCON Co-Investor, LLC – 16,867 shares; Harbert Venture Partners (Annex Fund), LLC – 2,121 shares; Excelleration MedTech, LLC – 20,097 shares; Lakestone Capital, LLC – 953 shares; Hercules Technology III, L.P. - 620 shares; John P. Funkhouser - 279 shares; James G. Whayne - 114 shares; Sidney D. Fleischman - 128 shares. Also includes up to an aggregate of 1,902,956 shares of our common stock that may be issued as Earn-Out as follows: Intersouth Partners VI, L.P. – 671,939 shares; Massey Burch Venture Fund II, L.P. – 220,935 shares; Village Ventures Partners Fund, L.P. – 8,753 shares; Village Ventures Partners Fund A, L.P. – 570 shares; Tall Oaks Capital Investments, LLC – 26,641 shares; Finistere-Chicago Partners Fund I L.P. – 132,256 shares; Finistere-Oceania Partners Fund I L.P. – 36,346 shares; Hippo Ventures, L.L.C. – 113,036 shares; Hippo Ventures II, L.L.C. – 89,059 shares; Harbert Venture Partners, LLC – 104,092 shares; Harbert Venture Partners II, L.P. – 146,719 shares; ZMV Associates, LLC – 72,503 shares; NCON Co-Investor, LLC – 103,902 shares; John P. Funkhouser – 17,126 shares; James G. Whayne – 3,805 shares; Sidney D. Fleischman – 7,040 shares; Harbert Venture Partners (Annex Fund), LLC – 13,130 shares; Excelleration MedTech, LLC – 123,693 shares; Lakestone Capital, LLC – 5,899 shares; Hercules Technology III, L.P. – 3,805 shares; Michael S. Estes PhD – 1,707 shares.
2.	The general partner of Intersouth Partners VI, L.P. is Intersouth Associates VI, LLC, the managers of which are Intersouth Advisors, Inc., Dennis Dougherty and Mitch Mumma, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her/its pecuniary interest therein.
3.	The general partner of Massey Burch Venture Fund II, L.P. is MB Partners II, L.P., the managers of which are William F. Earthman III and Donald M. Johnston, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her pecuniary interest therein.
4.	The general partner of Village Ventures Partners Fund, L.P. and Village Ventures Partners Fund A, L.P. is Village Ventures Capital Partners I, LLC, the managers of which are Village Ventures, Inc., Matthew C. Harris and William Bo S. Peabody, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her/its pecuniary interest therein.
5.	The manager of Tall Oaks Capital Investments, LLC is Colin M. Rolph, who may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.
6.	The general partner of Finistere-Chicago Partners Fund I L.P. and Finistere-Oceania Partners Fund I L.P. is Finistere Ventures, LLC, the managers of which are Bruce J. Brumfield, Jr., Jerry Caulder and Aramia Kukutai, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her/its pecuniary interest therein.
7.	The manager of Hippo Ventures, L.L.C. and Hippo Ventures II, L.L.C. is Robert Young, who may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.
8.	The manager of Harbert Venture Partners, LLC and Harbert Venture Partners (Annex Fund), LLC is Harbert Venture Partners MM, LLC, the managers of which is HMC-Virginia, Inc. and William W. Brooke, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her/its pecuniary interest therein.
9.	The general partner of Harbert Venture Partners II, L.P., and the manager of NCON Co-Investor, LLC, is Harbert Venture Partners II GP, LLC, the managers of which are HMC-Virginia, Inc. and William W. Brooke, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her/its pecuniary interest therein.
10.	The manager of ZMV Associates, LLC is Robert C. Mayer, Jr., who may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.
11.	The manager of Excelleration MedTech, LLC is Robert L. Kay, who may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.
12.	The manager of Lakestone Capital, LLC is Todd A. Robinson, who may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his pecuniary interest therein.
13.	The general partner of Hercules Technology III, L.P. is Hercules Technology SBIC Management, LLC, the managers of which are Hercules Technology Growth Capital, Inc., Manuel Henriquez, Mark Harris, Scott Bluestein and Walter Lee, each of whom may be deemed to share voting and investment power with respect to the securities and disclaims beneficial ownership of the securities, except to the extent of his/her/its pecuniary interest therein.

PLAN OF DISTRIBUTION

We and the selling securityholders may offer the securities covered by this prospectus in any of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

In addition, we and any selling securityholder may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement indicates, in connection with such a transaction, such third parties may, pursuant to this prospectus and any applicable prospectus supplement, sell securities covered by this prospectus and any applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We and the selling securityholders may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement.

Any applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	any material relationship with the underwriter and the nature of such relationship, if any;

•	the over-allotment options under which underwriters may purchase additional securities, if any;

•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions, or concessions or other items constituting compensation allowed, re-allowed or paid to underwriters, dealers or agents, if any;

•	any securities exchanges on which the securities may be listed, if any; and

•	the manner for refunding any excess amount paid (including whether interest will be paid).

Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

The securities may be offered and sold from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and the selling securityholders may sell the securities through agents from time to time. If required by applicable law, any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we or the selling stockholders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We and the selling securityholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any applicable prospectus supplement or other prices pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in any applicable prospectus supplement, and any applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to U.S. persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or the selling securityholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in any applicable prospectus supplement.

We and the selling securityholders may sell equity securities in an offering “at the market,” as defined in Rule 415 under the Securities Act. A post-effective amendment to this Registration Statement will be filed to identify the underwriter(s) at the time of the take-down for “at the market” offerings.

Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us or the selling securityholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling securityholders in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the effectiveness of AtriCure’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of nContact Surgical, Inc. and Subsidiaries as of and for the years ended December 31, 2014 and 2013, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

OF

nCONTACT SURGICAL, INC. AND SUBSIDIARIES

nContact Surgical, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

September 30	2015	2014
	$	$
Assets
Current assets:
Cash and cash equivalents	3,911,195	4,235,254
Accounts receivable	1,601,176	1,668,140
Short-term investments, net	4,990,254	826,812
Prepaid expenses	171,097	184,172
Inventory, net	677,307	645,724
Other current assets	—	7,377

Total current assets	11,351,029	7,567,479
Deposits	7,433	7,433
Long-term deferred financing costs	322,377	—
Property and equipment, net	327,131	359,106

Total assets	12,007,970	7,934,018

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	256,379	150,685
Accrued expenses	832,534	724,192
Deferred revenue	277,363	338,055
Current portion of deferred rent	9,183	2,380
Current portion of notes payable	—	6,688

Total current liabilities	1,375,459	1,222,000
Long-term portion of notes payable and debt	9,766,061	2,803
Warrant liability	465,262	182,488

Total liabilities	11,606,782	1,407,291

Commitments and contingencies (Note 4)
Stockholders’ equity:
Common stock, $0.00001 par value; 20,696,284 shares authorized; 2,307,489 shares and 2,113,218 shares issued and outstanding as of Sept 30, 2015 and 2014, respectively	23	21
Series A convertible preferred stock, $0.00001 par value; 2,755,372 shares designated, issued and outstanding as of Sept. 30, 2015 and 2014 (aggregate liquidation preference of $8,765,291)	8,765,291	8,435,291
Series B convertible preferred stock, $0.00001 par value; 2,619,080 shares designated, issued and outstanding as of Sept. 30, 2015 and 2014 (aggregate liquidation preference of $11,578,044)	11,578,044	11,128,044
Series C convertible preferred stock, $0.00001 par value; 2,282,981 shares designated, issued and outstanding as of Sept. 30, 2015 and 2014 (aggregate liquidation preference of $12,518,158)	12,518,158	12,008,158
Series C-1 convertible preferred stock, $0.00001 par value; 1,289,210 shares designated; 1,285,181 shares issued and outstanding as of Sept. 30, 2015 and 2014 (aggregate liquidation preference of $6,643,966)	6,643,966	6,356,868
Series D convertible preferred stock, $0.00001 par value; 4,464,726 shares designated; 4,357,291 shares issued and outstanding as of Sept. 30 2015 and 2014 (aggregate liquidation preference of $21,018,995)	21,018,995	20,044,576
Series D-1 convertible preferred stock, $0.00001 par value; 3,491,620 shares designated; 3,001,937 shares issued and outstanding as of Sept. 30, 2015 and 2014 (aggregate liquidation preference of $12,859,991)	12,836,320	12,139,888
Accumulated deficit	(72,959,609)	(63,586,119)

Total stockholders’ equity	401,188	6,526,727

Total liabilities and stockholders’ equity	12,007,970	7,934,018

nContact Surgical, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

For the nine months ended September 30	2015	2014
	$	$
Revenue	7,731,763	6,238,382
Cost of sales	1,010,539	886,848

Gross margin	6,721,224	5,351,534

Operating expenses:
General and administrative	2,821,888	2,104,682
Research and development	586,677	595,950
Quality assurance and regulatory	1,050,196	1,033,582
Medical education	2,033,677	1,689,097
Sales and marketing	3,947,050	3,485,977

Total operating expenses	10,439,488	8,909,288

Operating loss	(3,718,264)	(3,557,754)
Other income (expense):
Interest (expense) income	(915,355)	5,568
Change in fair value of preferred stock warrants	46,447	19,519

Net loss	(4,587,172)	(3,532,667)

nContact Surgical, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

For the nine months ended September 30	2015	2014
	$	$
Cash flows from operating activities:
Net loss	(4,587,172)	(3,532,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	138,060	131,364
Disposal of fixed assets	46,164	5,523
Change in fair value of preferred stock warrants	(46,447)	(19,519)
Stock-based compensation	48,812	41,163
Amortization of deferred financing costs	124,657	—
Amortization of debt discount	99,507	—
Changes in operating assets and liabilities:
Accounts receivable	(530,633)	(19,160)
Prepaid expenses	(41,493)	1,553
Deposits and other assets	10,707	(3,767)
Inventory, net	98,972	61,272
Accounts payable	94,050	(203,349)
Accrued expenses	438,511	370,240
Deferred revenue	(56,516)	338,055
Deferred rent	1,147	(7,138)

Net cash used in operating activities	(4,161,674)	(2,836,430)

Cash flows from investing activities:
Purchase of property and equipment	(191,798)	(215,731)
Proceeds from sale of equipment	12,000	—
Purchases of short-term investments	(5,340,254)	—
Sales and maturities of short-term investments	350,000	3,667,952

Net cash (used in) provided by investing activities	(5,170,052)	3,452,221

Cash flows from financing activities:
Proceeds from sale of common stock	71,609	5,461
Sale of preferred stock	—	40,475
Payments on notes payable	(7,845)	(4,849)

Net cash provided by financing activities	63,764	41,087

Net (decrease) increase in cash and cash equivalents	(9,267,962)	656,878
Cash and cash equivalents, beginning of period	13,179,157	3,578,376

Cash and cash equivalents, end of period	3,911,195	4,235,254

Supplemental disclosure of cash flow information – Cash paid for interest	704,329	357

Warrant liability	46,447	19,519

Non-cash accretion of preferred stock	12,912	12,912

nContact Surgical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

1 Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

nContact Surgical, Inc. and Subsidiaries (the Company) is a Delaware corporation operating in Morrisville, North Carolina. The Company was incorporated on July 15, 2004, with a focus on providing cardiac tissue coagulation devices used during surgical procedures. The Company has sales of its product in the United States and Europe.

On March 5, 2014, the Company entered into a Membership Interest Purchase Agreement with Paul Funkhouser for the purchase of 100% of the membership interests of Shared Healthcare Metrics, LLC for a nominal amount. The Board of Directors approved this purchase agreement by written consent as it deemed it to be in the best interest of the Company.

Since inception, the Company has devoted substantially all of its efforts towards developing and marketing its technology. For the period ended September 30, 2015 and 2014, the Company has consolidated negative cash flows from operations of $4,161,674 and $2,836,430 respectively and a consolidated loss from operations of $4,587,172 and $3,532,667. As of September 30, 2015 and 2014, the Company has a consolidated accumulated deficit of $72,959,609 and $63,586,119 respectively. Management’s plans include increasing sales, continued development and marketing of its product and diligent management of expenses. In November 2014, the Company entered into a Loan and Security agreement for $20,000,000 to provide additional capital for the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shared Healthcare Metrics, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, deferred revenue, inventory allowances, deferred tax asset valuation allowances, valuation of stock warrant liabilities and stock-based compensation expense. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the balance sheet date to be cash equivalents.

Short-term Investments

The Company considers all investments with a maturity of more than three months but less than a year from the balance sheet date as short-term investments. Short-term investments consist of government and corporate bonds. The investments are classified as trading securities, and are carried at cost plus unrealized gain or loss which approximates fair value. Unrealized holding gains and losses are included in earnings. For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, short-term investments and accounts receivables. Cash deposits are held in federally insured financial institutions in the United States of America. However, at times, deposits have exceeded the amount insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable, which subject the Company to credit risk, are stated at net realizable value. Sales are made to hospitals located throughout the United States and Europe. Accounts receivable are typically due within 30 days for domestic customers and due within 60-90 days for foreign customers. Amounts outstanding for longer than the payment terms are considered past due. At each balance sheet date, the Company assesses its need for an allowance for potential losses in the collection of its accounts receivable. Estimated losses are based on experience and management’s opinion of the current status of existing receivables. At September 30, 2015 and 2014, the Company determined that no allowance was necessary.

Inventory

Inventory is comprised of parts used in the Company’s coagulation devices or sold as an accessory to the devices. Inventory is valued at lower of cost or market and is accounted for on a first-in, first-out (FIFO) basis. The evaluation of inventory obsolescence involves an approach that incorporates both recent historical information and management estimates of trends. As of September 30, 2015 and 2014, the Company maintained reserves of $25,000 to reduce its inventory to its net realizable value.

Deferred Financing Costs

Deferred financing costs represent the direct costs of entering into the Company’s Loan and Security Agreement in November 2014 detailed further in Note 5. These costs are amortized as interest expense using the effective interest method over the term of the loan and are presented on the balance sheet, net of accumulated amortization.

Property and Equipment

Property and equipment consists primarily of laboratory, production and computer equipment, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives, ranging from three to ten years. Depreciation expense for the periods ended September 30, 2015 and 2014, was $138,060 and $131,364, respectively.

Repairs and maintenance costs are expensed as incurred.

Impairment of Long-lived Assets

The Company evaluates the recoverability of its property and equipment on an annual basis or more frequently if certain events occur that indicate impairment. The Company assesses long-lived assets for impairment by comparing net book value of such assets to the estimated future undiscounted cash flows attributable to such assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of these assets and future undiscounted cash flows expected to result from the use of these assets. No such impairments have been recognized during the periods ended September 30, 2015 and 2014.

Revenue Recognition

The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales of medical equipment primarily consists of disposable surgical ablation devices. Generators and other capital equipment (such as the Company’s monitors, and laptops) are loaned at no cost to direct customers that use the Company’s disposable products. Depreciation of such assets is included in cost of sales. The Company identifies all goods and/or services that are to be delivered separately under a sales arrangement and allocates revenue to each deliverable based on relative fair values. Fair values are generally established based on the prices charged when sold separately by the Company. In general, revenues are separated between medical equipment, and the loaning of the required generators and laptops. The allocated revenue for each deliverable is then recognized ratably based on relative fair values of the components of the sale. Revenue from the sales of the disposal devices is recognized when a sale is made to a customer, in accordance with shipping terms, which is generally upon the shipment of goods. Shipping and handling costs are included within cost of sales in the statements of operations. Shipping costs billed to customers are included in revenues.

Additionally, the Company provides customers with a generator on loan and defers a portion of the revenue from the related generators based on the relative fair value of the equipment lease. The generator lease agreements typically are for a one year period, after which, the lease will auto-renew for an additional period of one year or until the Customer returns the generator. As the lease period of the generator is not a fixed term, the Company utilizes an assumption regarding the average number of auto renewals based on historical data. This assumption is then used to estimate the fair value of the loaned generator based on the estimated lease period. This deferred lease revenue is recognized ratably, on a straight-line basis, over the abovementioned estimated lease period.

Revenues and accounts receivable from individual customers that are equal to or greater than 10% of revenues or accounts receivable are as follows:

	September 30, 2015		September 30, 2014
	Percent Revenue	Percent Accounts Receivable	Percent Revenue	Percent Accounts Receivable
Customer A	*	11%	*	* %
Customer B	*		*	11%
Customer C	*		*	11%

*	Less than 10%

Research and Development

The Company expenses research and development costs as incurred. These costs primarily consist of salaries, consulting fees, development materials and supplies directly involved in the research and development of new technology. Research and development costs totaled $586,677 and $595,950 for the periods ended September 30, 2015 and 2014, respectively, and are shown as research and development expenses in the accompanying statements of operations.

Sales Tax

Sales taxes and other taxes collected from customers and remitted to governmental authorities are presented on a net basis and, as such, are excluded from revenues.

Stock-based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period. Stock-based compensation costs for stock options are recognized on a straight-line basis.

The fair value of options granted is estimated on the date of grant using the Black-Scholes-Merton option pricing model based on the assumptions in the table below.

September 30	2015	2014
Expected dividend yield	0.00%	0.00%
Weighted average expected stock price volatility	82.9%	91.5%
Range of expected stock price volatility	29% to 172%	29% to 206%
Weighted average risk-free interest rate	0.70%	0.40%
Range of risk-free interest rate	0.70%	0.40%
Expected life of options	2.5 years	2 years

The expected life of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on the historical volatility of several public entities that are similar to the Company, as the Company does not have sufficient historical transactions of its own shares on which to base expected volatility.

Restricted Stock

As needed, the Company will grant restricted common stock to executives and consultants. These shares vest over specified time periods. With these agreements, the Company has the option to repurchase any unvested shares upon termination of the executive or consulting agreement.

An executive of the Company purchased 35,000 shares of restricted common stock during 2006 at $0.20 per share. As of the purchase date of the shares, 50% of the shares vested immediately, with the remaining to vest ratably over 32 months. As of September 30, 2014, all shares purchased were fully vested. This executive also purchased 29,000 shares of restricted common stock during 2007 at $0.20 per share. The shares vest ratably over 28 months. As of September 30, 2014, all shares purchased were fully vested. In 2008, this executive purchased 160,469 shares of restricted common stock that were granted in 2007 at $0.21 per share. As of the purchase date, approximately 96,300 shares vested immediately with the rest to vest upon completion of milestones established in Series C-1. As of September 30, 2015, none of these milestones had been achieved. In 2011, this executive purchased 343,829 shares of restricted common stock that were granted as stock options in 2010 at $0.24 per share, then modified and exercised early into restricted common stock. One-fourth of the shares will vest one year after vesting commencement and the remainder will vest at the rate of 1/48 at the end of each month thereafter. As of September 30, 2015 all shares were vested, at September 30, 2014 322,340 shares were vested.

Consultants of the Company purchased 75,000 shares of restricted common stock during 2007 at $0.21 per share. As of September 30, 2014, all shares purchased were fully vested. In 2008, a consultant purchased 10,000 shares of restricted common stock at $0.371 per share. As of September 30, 2014, all shares purchased were fully vested. In 2010, a consultant purchased 60,000 shares of restricted common stock at $0.29 per share. As of September 30, 2014, all shares purchased were fully vested.

Quality Assurance and Regulatory

Quality assurance and regulatory costs include direct costs associated with personnel performing quality control testing, including salary and benefit expenses. This function includes ongoing quality control testing, regulatory and compliance audits, verification and sterilization testing of products under development, and ongoing costs associated with clinical studies support. Quality assurance and regulatory costs totaled $1,050,196 and $1,033,582 for the periods ended September 30, 2015 and 2014, respectively, and are shown as quality assurance and regulatory expenses in the accompanying consolidated statements of operations.

Medical Education

Medical education costs include direct costs associated with personnel performing training and coaching of physicians on the proper use of the Company’s technology. These costs consist primarily of salaries and benefits, travel and physician consulting fees. Medical education costs totaled $2,033,677 and $1,689,097 for the periods ended September 30, 2015 and 2014, respectively, and are shown as medical education expenses in the accompanying consolidated statements of operations.

Sales and Marketing

Sales and marketing costs include direct costs associated with personnel performing sales activities of the product and also marketing of the product and procedure through avenues like tradeshows. Sales and marketing also includes the costs that Shared Healthcare Metrics, LLC incurred. These costs totaled $337,420 and $248,148 for the periods ended September 30, 2015 and September 30, 2014 respectively. Sales and marketing costs totaled $3,947,050 and $3,485,977 for the periods ended September 30, 2015 and 2014, respectively, and are shown as sales and marketing expenses in the accompanying statements of operations.

Income Taxes

The Company accounts for income taxes using an asset and liability method, which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities, and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has recorded a full valuation allowance against its net deferred tax assets as it is more likely than not that the benefit of the deferred tax assets will not be recognized in future periods.

3 Stockholders’ Equity and Convertible Preferred Stock

At September 30, 2015, the Company was authorized to issue 37,599,273 shares of capital stock ($0.00001 par value), of which 20,696,284 shall be designated Common Stock and 16,902,989 shall be designated Preferred Stock (2,755,372 shares of Series A Preferred Stock, 2,619,080 shares of Series B Preferred Stock, 2,282,981 shares of Series C Preferred Stock, 1,289,210 shares of Series C-1 Preferred Stock, 4,464,726 shares of Series D Preferred Stock and 3,491,620 shares of Series D-1 Preferred Stock).

On January 31, 2014, certain members of the Company’s management team purchased a total of 10,871 shares of Series D Convertible Preferred Stock for $3.7232 per share for gross proceeds of $40,475 as approved by the Board of Directors on January 27, 2014.

The Preferred Stock was originally recorded at the net proceeds received by the Company at issuance. The difference between the net proceeds and the total redemption price is being accreted using the straight-line method (which approximates the amount that would be calculated under the effective interest method) over the period from issuance until the redemption date. As of September 30, 2015 cumulative accrued dividends were $19,701,876.

4 Commitments and Contingencies

Lease Agreements. The Company leases certain office, manufacturing and warehouse facilities and equipment under noncancelable operating leases that expire at various terms through 2019. During 2015, the company entered into a month to month lease for a furnished corporate apartment, the rent expense for the period ended September 30, 2015 is $20,487.

Purchase Agreements. The Company enters into standard purchase agreements with certain vendors in the ordinary course of business. Outstanding commitments at September 30, 2015 and 2014 were not significant.

Legal. The Company is not currently party to any material pending or threatened litigation. The Company may, from time to time, become a party to legal proceedings.

5 Debt

On November 10, 2014, the Company signed a Loan and Security Agreement with Hercules Technology Growth Capital, Inc for a $20,000,000 term loan. The first tranche of $10,000,000 was funded on the closing date. The loan has an interest only period for the first twenty-one months followed by equal installments of principal and interest. The last payment is a balloon payment on the maturity date of November 1, 2018. The rate of interest is the greater of 9.25% or 9.25% plus prime minus 5.5%. The loan is collateralized by any and all properties, rights and assets of the Company.

Upon meeting performance milestones, the Company can access two additional tranches of $5,000,000 each. The second tranche milestone is the achievement of not less than 85% of projected conservative revenues for the six months ended June 30, 2015. The second tranche is available from July 5, 2015 through August 15, 2015. The third tranche of $5,000,000 is available from April 5, 2016 through May 15, 2016 if the Company meets revenue milestones of not less than 85% of Conservative Revenue Projections for the twelve months ended March 31, 2016. First Amendment to Security and Loan Agreement, dated August 8, 2015 modified the second tranche to eliminate milestones and be available for October 5, 2015 through December 15, 2015. Additionally, the third tranche milestones were eliminated and the tranche is available from June 15, 2016 to August 15, 2016. Each of the tranches are available upon review and approval by Hercules.

In connection with this Agreement, the Company issued 201,440 shares of Series D-1 Preferred Stock warrants with an exercise price of $3.7232 per share which were recorded for $333,445 based on the fair value of the warrants at the grant date. The holders of the warrants have the option to exercise the warrants for Series D-1 Stock, which is mandatorily redeemable for common stock if certain conditions are met. Accordingly, the initial fair value of the warrants was recorded as an accrued warrant liability on the consolidated balance sheets with a debt discount recorded offsetting the warrant liability.

In connection with the Note and Warrant Financing completed on February 10, June 4, and August 16, 2010, the Company issued 107,435 warrants, which granted investors the right to purchase shares of the capital stock into which the Notes converted. The Notes were converted into Series D Preferred Shares at $3.7232 per share on October 20, 2010 and November 5, 2010, for $4,154,081, including accrued and unpaid interest. The warrants are exercisable immediately and expire on May 1, 2017. All warrants remain outstanding as of September 30, 2015.

The warrants are marked to market at the end of the reporting period using the Black-Scholes valuation model. At September 30, 2015 and 2014, all outstanding warrants were adjusted to the fair value of $465,262 and $182,488 respectively as determined by the Company, resulting in a gain of $46,447 and $19,519 for the periods ending September 2015 and 2014 respectively, which has been reflected in ‘‘Change in fair value of preferred stock warrants” on the consolidated statement of operations. If the Company borrows on the third tranche, an additional warrant of 67,147 shares of Series D-1 Preferred Stock warrants with an exercise price of $3.7232, or the most recent equity round pricing will be issued.

6 Line of Credit

On July 17, 2009, the Company signed a Loan and Security Agreement with a commercial bank for a revolving line of credit in the amount of $500,000. As of September 30, 2014 the Company has not drawn any amounts on this line of credit. The line matures on July 29, 2015 and allows for the Company to borrow up to 80% of eligible accounts receivable at an interest rate of prime plus 1.5%, with a minimum rate of 5.5%. The line is collateralized by any and all properties, rights and assets of the Company. In connection with this revolving line of credit, the Company issued 4,029 shares of Series C-1 Preferred Stock warrants with an exercise price of $3.7232 per share which were recorded for $13,166 based on the fair value of the warrants.

In connection with the Loan and Security Agreement, the Company is required to maintain all banking relationships and has provided a blanket lien on all assets including intellectual property. Additionally, the Company must meet monthly and quarterly covenants as set forth by the Bank. The Bank and the Company agreed to Amendments and Forbearance agreements whereby the bank has provided forbearance for covenants that have been defaulted and amendments to covenants. Previous agreements are as follows: First Amendment and Forbearance to the Loan and Security Agreement dated April 26, 2010, Second Amendment dated September 17,

2010, Third Amendment dated March 22, 2011, and Fourth Amendment dated July 25, 2011, and the Fifth Amendment and Default Waiver on May 22, 2012, and the Sixth Amendment and Default Waiver on February 26, 2013. In October 2014, the Company terminated the Loan and Security Agreement. At the time of the termination the Company had no outstanding draws against the line of credit.

7 Employee Benefit Plan

Effective January 5, 2006, the Company began a 401(k) profit sharing plan, which allows eligible employees to defer up to 100% of their compensation, up to the applicable limit. The Company, at its discretion, may make matching contributions. However, no matching contributions were made during the nine month periods ended September 30, 2015 or 2014.

8 Inventory, Net

Inventories consist of the following at Sept 30:

	2015	2014
	$	$
Raw materials	343,070	392,238
Work in process	19,060	19,466
Finished goods	340,177	259,020
Less reserve	(25,000)	(25,000)

Total inventory, net	677,307	645,724

9 Notes Payable

In March 2011, the Company entered into a note payable for $34,429 with a financial institution in order to purchase a vehicle. The note payable requires monthly payments of principal and interest totaling $578 payable per month through February 2016. The interest rate for the note payable is fixed at 3.9% for a period of five years. On March 19, 2015 the Company sold the vehicle for $12,000 and paid off the remaining balance on the Note.

10 Stock-based Compensation

On May 25, 2005, the Company adopted the 2005 Stock Plan (the Plan), as amended during 2008, 2010, 2013, and 2015 to increase the number of authorized shares. The Plan provides for the granting of up to 3,917,104 stock options to employees, directors and consultants of the Company. On April 1, 2015 the Board of Directors approved the 6th Amendment to the Certificate of Incorporation, which increased shares allowed for Common Stock. The Board of Directors recommended and Stockholders consented to an amendment and increase to the 2005 Stock Plan of 720,000 additional shares. The Board of Directors shall determine the exercise price, term and dates of the exercise of all options at their grant date. Absent a public market price for the Company’s common stock, the Board of Directors, based on an independent valuation and other factors, will determine the estimated fair market value of the common stock. The Company issues new shares of common stock upon exercise of stock options. Under the Company’s stock option plan, options become vested over four years and expire not more than 10 years after the date of grant.

The Company recognizes expense related to the fair value of the stock-based compensation awards, including employee stock options.

Compensation cost for stock-based employee compensation was $48,812 and $41,163 for the nine month periods ended September 30, 2015 and 2014, respectively.

11 Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures,” establishes a framework for measuring fair value. That framework provides a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

That hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs derived principally from/corroborated by observable market data by correlation or other means.

Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Changes in economic conditions or valuation techniques may require the transfer of financial instruments from one fair value to another. In such instances, the transfer is reported at the beginning of the reporting period. For the nine months periods ended September 30, 2015 and 2014, there were no transfers in and out of Level 1, 2, or 3.

The following table sets presents the Company’s investments, within the fair value hierarchy, as of September 30, 2015 and 2014. The Company’s preferred stock warrants were measured based on unobservable inputs, and thus is considered a Level 3 financial instrument. The Company analyzes financial instruments with features of both liabilities and equity under ASC 480, Distinguishing Liabilities from Equity.

The following table sets presents the Company’s investments, within the fair value hierarchy, as of September 30, 2015.

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Assets:
Money Market Funds	—	3,316,432	—	3,316,432
Corporate Bonds		4,990,254		4,990,254
Liabilities:
Warrant liability	—	—	465,262	465,262

The following table sets presents the Company’s investments, within the fair value hierarchy, as of September 30, 2014.

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Assets:
Money Market Funds	—	3,541,675	—	3,541,675
Corporate Bonds		826,812		826,812
Liabilities:
Warrant liability	—	—	182,488	182,488

12 Related-party Transactions

The Company entered into a Membership Interest Purchase Agreement on March 5, 2014 for the purchase of 100% of the membership interests of Shared Healthcare Metrics, LLC. The Board of Directors approved this purchase agreement by written consent as it deemed it to be in the best interest of the Company.

On January 31, 2014, certain members of the Company’s management team purchased a total of 10,871 shares of Series D-1 Convertible Preferred Stock for $3.7232 per share for gross proceeds of $40,475 as approved by the Board of Directors on January 27, 2014.

13 Subsequent Events

On October 4, 2015, the Company entered into a definitive agreement to sell the Company to AtriCure, Inc. Upfront consideration of approximately $8 million in cash and 3.7 million shares of AtriCure, Inc. common stock, and is subject to working capital and other customary adjustments. Subject to meeting certain additional milestones throughout the five year period beginning January 1, 2016 the Company will be eligible to receive additional consideration in the form of earn out payments. Earn out payments may be paid in a combination of cash and additional AtriCure, Inc. common stock.

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through June 17, 2016, the date the financial statements were available to be issued. All subsequent events requiring recognition and disclosure have been incorporated into these financial statements.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of nContact Surgical, Inc. and Subsidiaries:

We have audited the accompanying financial statements of nContact Surgical, Inc. and Subsidiaries (a Delaware corporation) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of nContact Surgical, Inc. and Subsidiaries as of December 31, 2014, and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Raleigh, North Carolina

July 13, 2015

nContact Surgical, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31	2014	2013
	$	$
Assets
Current assets:
Cash and cash equivalents	13,179,157	3,578,376
Accounts receivable	1,070,543	1,648,980
Short-term investments, net	—	4,494,764
Prepaid expenses	129,604	180,405
Inventory, net	776,279	706,996
Other current assets	10,707	8,930

Total current assets	15,166,290	10,618,451
Deposits	7,433	7,433
Long-term deferred financing costs	447,034	—
Property and equipment, net	331,557	280,262

	15,952,314	10,906,146

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	162,329	354,034
Accrued expenses	394,023	353,952
Deferred revenue	333,879	—
Current portion of deferred rent	8,036	9,518
Current portion of notes payable	6,754	6,496

Total current liabilities	905,021	724,000
Long-term portion of notes payable and debt	9,667,645	7,844
Warrant liability	511,709	202,007

Total liabilities	11,084,375	933,851

Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $0.00001 par value; 20,696,284 shares authorized; 2,113,218 shares and 2,094,385 shares issued and outstanding as of December 31, 2014 and 2013, respectively	21	21
Series A convertible preferred stock, $0.00001 par value; 2,755,372 shares designated, issued and outstanding as of December 31, 2014 and 2013 (aggregate liquidation preference of $8,517,791)	8,517,792	8,187,792
Series B convertible preferred stock, $0.00001 par value; 2,619,080 shares designated, issued and outstanding as of December 31, 2014 and 2013 (aggregate liquidation preference of $11,240,544)	11,240,544	10,790,544
Series C convertible preferred stock, $0.00001 par value; 2,282,981 shares designated, issued and outstanding as of December 31, 2014 and 2013 (aggregate liquidation preference of $12,135,658)	12,135,658	11,625,658
Series C-1 convertible preferred stock, $0.00001 par value; 1,289,210 shares designated; 1,285,181 shares issued and outstanding as of December 31, 2014 and 2013 (aggregate liquidation preference of $6,428,643)	6,428,643	6,141,543
Series D convertible preferred stock, $0.00001 par value; 4,464,726 shares designated; 4,357,291 shares issued and outstanding as of December 31, 2014 and 2013 (aggregate liquidation preference of $20,281,245)	20,288,957	19,315,573
Series D-1 convertible preferred stock, $0.00001 par value; 3,491,620 shares designated; 3,001,937 shares and 2,991,066 shares issued and outstanding as of December 31, 2014 and 2013 (aggregate liquidation preference of $12,331,211	12,320,451	11,583,747
Accumulated deficit	(66,064,127)	(57,672,583)

Total stockholders’ equity	4,867,939	9,972,295

	15,952,314	10,906,146

nContact Surgical, Inc. and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31	2014	2013
	$	$
Revenue	8,190,868	8,370,610
Cost of sales	1,268,456	1,082,254

Gross margin	6,922,412	7,288,356

Operating expenses:
General and administrative	2,873,353	2,406,866
Research and development	751,832	720,796
Quality assurance and regulatory	1,302,930	1,064,463
Medical education	2,357,027	2,056,496
Sales and marketing	4,767,636	4,140,082

Total operating expenses	12,052,778	10,388,703

Operating loss	(5,130,366)	(3,100,347)
Other income (expense):
Interest (expense) income	(140,410)	32,336
Other income – Insurance proceeds	—	223,836
Change in fair value of preferred stock warrants	23,743	(32,008)

Net loss	(5,247,033)	(2,876,183)

nContact Surgical, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

			Preferred Stock
	Common Stock		Series A		Series B		Series C		Series C-1		Series D		Series D-1			Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	APIC		Total
		$		$		$		$		$		$		$	$	$	$
Balance, December 31, 2012	2,030,515	20	2,755,372	7,857,792	2,619,080	10,340,544	2,282,981	11,115,658	1,285,181	5,854,444	4,338,759	18,260,894	—	—	—	(51,797,427)	1,631,925
Sales of common stock	63,870	1	—	—	—	—	—	—	—	—	—	—	—	—	16,048	—	16,049
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	72,639	—	72,639
Sales of preferred stock	—	—	—	—	—	—	—	—	—	—	18,532	68,998	2,991,066	11,058,867	—	—	11,127,865
Preferred stock dividends	—	—	—	330,000	—	450,000	—	510,000	—	287,099	—	973,039	—	509,816	(88,687)	(2,971,267)	—
Preferred stock accretion	—	—	—	—	—	—	—	—	—	—	—	12,642	—	15,064	—	(27,706)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,876,183)	(2,876,183)

Balance, December 31, 2013	2,094,385	21	2,755,372	8,187,792	2,619,080	10,790,544	2,282,981	11,625,658	1,285,181	6,141,543	4,357,291	19,315,573	2,991,066	11,583,747	—	(57,672,583)	9,972,295
Sales of common stock	18,833	—	—	—	—	—	—	—	—	—	—	—	—	—	4,491	—	4,491
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	97,711	—	97,711
Sales of preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	10,871	40,475	—	—	40,475
Preferred stock dividends	—	—	—	330,000	—	450,000	—	510,000	—	287,100	—	973,384	—	670,406	(102,202)	(3,118,688)	—
Preferred stock accretion	—	—	—	—	—	—	—	—	—	—	—	—	—	25,823	—	(25,823)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,247,033)	(5,247,033)

Balance, December 31, 2014	2,113,218	21	2,755,372	8,517,792	2,619,080	11,240,544	2,282,981	12,135,658	1,285,181	6,428,643	4,357,291	20,288,957	3,001,937	12,320,451	—	(66,064,127)	4,867,939

nContact Surgical, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31	2014	2013
	$	$
Cash flows from operating activities:
Net loss	(5,247,033)	(2,876,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	178,968	150,323
Disposal of fixed assets	10,986	62,221
Loss on disposal	(5,523)	—
Bridge note interest	—	19,623
Bridge note interest, cancellation	—	(41,905)
Change in fair value of preferred stock warrants	(23,743)	32,008
Stock-based compensation	97,711	72,639
Amortization of deferred financing costs	12,466	—
Changes in operating assets and liabilities:
Accounts receivable	578,437	(497,065)
Prepaid expenses	50,801	(120,952)
Deposits and other assets	(1,777)	42,852
Inventory, net	(69,283)	(96,224)
Accounts payable	(191,705)	114,520
Accrued expenses	40,071	(123,277)
Deferred revenue	333,879	—
Deferred rent	(1,482)	(7,134)

Net cash used in operating activities	(4,237,227)	(3,268,554)

Cash flows from investing activities:
Purchase of property and equipment	(235,726)	(224,194)
Net purchases, renewals, and maturities of short-term investments	—	(5,150,195)
Sales of short-term investments	4,494,764	655,431

Net cash provided by (used in) investing activities	4,259,038	(4,718,958)

Cash flows from financing activities:
Proceeds from bridge notes	—	3,000,000
Proceeds from sale of common stock	4,491	16,049
Sale of preferred stock, net of issuance costs	40,475	7,694,104
Payments on notes payable	(6,496)	(6,248)
Proceeds from debt financing	10,000,000	—
Payment of deferred financing costs	(459,500)	—

Net cash provided by financing activities	9,578,970	10,703,905

Net increase in cash and cash equivalents	9,600,781	2,716,393
Cash and cash equivalents, beginning of year	3,578,376	861,983

Cash and cash equivalents, end of year	13,179,157	3,578,376

Supplemental disclosure of cash flow information – Cash paid for interest	54,402	779

Warrant liability	333,445	—

Non-cash conversion of long term debt to equity	—	3,433,751

Non-cash accretion of preferred stock	25,823	27,706

nContact Surgical, Inc. and Subsidiaries

Notes to consolidated financial statements

1 Organization and Continuing Operations

nContact Surgical, Inc. and Subsidiaries (the Company) is a Delaware corporation operating in Morrisville, North Carolina. The Company was incorporated on July 15, 2004, with a focus on providing cardiac tissue coagulation devices used during surgical procedures. The Company has sales of its product in the United States and Europe.

On March 5, 2014, the Company entered into a Membership Interest Purchase Agreement with Paul Funkhouser for the purchase of 100% of the membership interests of Shared Healthcare Metrics, LLC for a nominal amount. The Board of Directors approved this purchase agreement by written consent as it deemed it to be in the best interest of the Company.

Since inception, the Company has devoted substantially all of its efforts towards developing and marketing its technology. For the year ended December 31, 2014, the Company has consolidated negative cash flows from operations of $4,237,227 and a consolidated loss from operations of $5,247,033. As of December 31, 2014, the Company has a consolidated accumulated deficit of $66,064,127. Management’s plans include increasing sales, continued development and marketing of its product and diligent management of expenses. In 2014, the Company entered into a Loan and Security agreement for $20,000,000 to provide additional capital for the company. In 2013, the Company raised additional funding from current and new investors in order to continue to execute its business plan until such time the Company can generate operating revenue in excess of operating expenditures. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shared Healthcare Metrics, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

2 Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, deferred revenue, inventory allowances, deferred tax asset valuation allowances, valuation of stock warrant liabilities and stock-based compensation expense. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the balance sheet date to be cash equivalents.

Short-term Investments

The Company considers all investments with a maturity of more than three months but less than a year from the balance sheet date as short term investments. Short-term investments consist of government and corporate bonds. The investments are classified as trading securities, and are carried at cost plus unrealized gain or loss which approximates fair value. Unrealized holding gains and losses are included in earnings. For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, short-term investments and accounts receivables. Cash deposits are held in federally insured financial institutions in the United States of America. However, at times, deposits have exceeded the amount insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable, which subject the Company to credit risk, are stated at net realizable value. Sales are made to hospitals located throughout the United States and Europe. Accounts receivable are typically due within 30 days for domestic customers and due within 60-90 days for foreign customers. Amounts outstanding for longer than the payment terms are considered past due. At each balance sheet date, the Company assesses its need for an allowance for potential losses in the collection of its accounts receivable. Estimated losses are based on experience and management’s opinion of the current status of existing receivables. For the years ended December 31, 2014 and 2013, the Company determined that no allowance was necessary.

Inventory

Inventory is comprised of parts used in the Company’s coagulation devices or sold as an accessory to the devices. Inventory is valued at lower of cost or market and is accounted for on a first-in, first-out (FIFO) basis. The evaluation of inventory obsolescence involves an approach that incorporates both recent historical information and management estimates of trends. As of December 31, 2014 and 2013, the Company maintained reserves of $25,000 to reduce its inventory to net realizable value.

Deferred Financing Costs

Deferred financing costs and represent the direct costs of entering into the Company’s Loan and Security Agreement in November 2014 detailed further in Note 9. These costs are amortized as interest expense using the effective interest method over the term of the loan and are presented on the balance sheet, net of accumulated amortization,

Property and Equipment

Property and equipment consists primarily of laboratory, production and computer equipment, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives, ranging from three to ten years.

Repairs and maintenance costs are expensed as incurred.

Revenue Recognition

The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales of medical equipment primarily consists of disposable surgical ablation devices. Generators and other capital equipment (such as the Company’s monitors, and laptops) are loaned at no cost to direct customers that use the Company’s disposable products. Depreciation of such assets is included in cost of revenue. The Company identifies all goods and/or services that are to be delivered separately under a sales arrangement and allocates revenue to each deliverable based on relative fair values. Fair values are generally established based on the prices charged when sold separately by the Company. In general, revenues are separated between medical equipment, and the loaning of the required generators and laptops. The allocated revenue for each deliverable is then recognized ratably based on relative fair values of the components of the sale. Revenue from the sales of the disposal devices is recognized when a sale is made to a customer, in accordance with shipping terms, which is generally upon the shipment of goods. Shipping and handling costs are included within cost of sales in the statements of operations. Shipping costs billed to customers are included in revenues.

Additionally, the Company provides customers with a generator on loan and defers a portion of the revenue from the related generators based on the relative fair value of the equipment lease. The generator lease agreements typically are for a one year period, after which, the lease will auto-renew for an additional period of one year or until the Customer returns the generator. As the lease period of the generator is not a fixed term, the Company utilizes an assumption regarding the average number of auto renewals based on historical data. This assumption is then used to estimate the fair value of the loaned generator based on the estimated lease period. This deferred lease revenue is recognized ratably, on a straight-line basis, over the abovementioned estimated lease period.

Revenues and accounts receivable from individual customers that are equal to or greater than 10% of revenues or accounts receivable are as follows:

	2014		2013
	Percent Revenue	Percent Accounts Receivable	Percent Revenue	Percent Accounts Receivable
Customer A	*	*	*	11%
Customer B	*	*	*	11%
Customer C	*	*	*	11%
Customer D	*	*	*	11%
Customer E	*	11%	*	*

*	Less than 10%

Sales Tax

Sales taxes and other taxes collected from customers and remitted to governmental authorities are presented on a net basis and, as such, are excluded from revenues.

Stock-based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period. Stock-based compensation costs for stock options are recognized on a straight-line basis.

The fair value of options granted is estimated on the date of grant using the Black-Scholes-Merton option pricing model based on the assumptions in the table below.

	2014	2013
Expected dividend yield	0.00%	0.00%
Weighted average expected stock price volatility	91.5%	97.3%
Range of expected stock price volatility	29% to 206%	54% to 118%
Weighted average risk-free interest rate	0.40%	0.20%
Range of risk-free interest rate	0.40%	0.20%
Expected life of options	2 years	2 years

The expected life of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on the historical volatility of several public entities that are similar to the Company, as the Company does not have sufficient historical transactions of its own shares on which to base expected volatility.

Restricted Stock

As needed, the Company will grant restricted common stock to executives and consultants. These shares vest over specified time periods. With these agreements, the Company has the option to repurchase any unvested shares upon termination of the executive or consulting agreement.

An executive of the Company purchased 35,000 shares of restricted common stock during 2006 at $0.20 per share. As of the purchase date of the shares, 50% of the shares vested immediately, with the remaining to vest ratably over 32 months. As of December 31, 2014, all shares purchased were fully vested. This executive also purchased 29,000 shares of restricted common stock during 2007 at $0.20 per share. The shares vest ratably over 28 months. As of December 31, 2014, all shares purchased were fully vested. In 2008, this executive purchased 160,469 shares of restricted common stock that were granted in 2007 at $0.21 per share. As of the purchase date, approximately 96,300 shares vested immediately with the rest to vest upon completion of milestones established in Series C-1. As of December 31, 2014, none of these milestones had been achieved. In 2011, this executive purchased 343,829 shares of restricted common stock that were granted as stock options in 2010 at $0.24 per share, then modified and exercised early into restricted common stock. One-fourth of the shares will vest one year after vesting commencement and the remainder will vest at the rate of 1/48 at the end of each month thereafter. As of December 31, 2014 all shares were vested.

Consultants of the Company purchased 75,000 shares of restricted common stock during 2007 at $0.21 per share. As of December 31, 2011, all shares purchased were fully vested. In 2008, a consultant purchased 10,000 shares of restricted common stock at $0.371 per share. As of December 31, 2014, all shares purchased were fully vested. In 2010, a consultant purchased 60,000 shares of restricted common stock at $0.29 per share. As of December 31, 2014, all shares purchased were fully vested.

Research and Development

The Company expenses research and development costs as incurred. These costs primarily consist of salaries, consulting fees, development materials and supplies directly involved in the research and development of new technology. Research and development costs totaled $751,832 and $720,796 for the years ended December 31, 2014 and 2013, respectively, and are shown as research and development expenses in the accompanying statements of operations.

Quality Assurance and Regulatory

Quality assurance and regulatory costs include direct costs associated with personnel performing quality control testing, including salary and benefit expenses. This function includes ongoing quality control testing, regulatory and compliance audits, verification and sterilization testing of products under development, and ongoing costs associated with clinical studies support. Quality assurance and regulatory costs totaled $1,302,930 and $1,064,463 for the years ended December 31, 2014 and 2013, respectively, and are shown as quality assurance and regulatory expenses in the accompanying statements of operations.

Medical Education

Medical education costs include direct costs associated with personnel performing training and coaching of physicians on the proper use of the Company’s technology. These costs consist primarily of salaries and benefits, travel and physician consulting fees. Medical education costs totaled $2,357,027 and $2,056,496 for the years ended December 31, 2014 and 2013, respectively, and are shown as medical education expenses in the accompanying statements of operations.

Sales and Marketing

Sales and marketing costs include direct costs associated with personnel performing sales activities of the product and also marketing of the product and procedure through avenues like tradeshows. Sales and marketing also includes the costs that Shared Healthcare Metrics, LLC incurred in 2014. These costs totaled $415,627 for the year ended December 31, 2014. Sales and marketing costs totaled $4,352,009 and $4,140,082 for the years ended December 31, 2014 and 2013, respectively, and are shown as sales and marketing expenses in the accompanying statements of operations.

Income Taxes

The Company accounts for income taxes using an asset and liability method, which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities, and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Impairment of Long-lived Assets

The Company evaluates the recoverability of its property and equipment and other assets on an annual basis or more frequently if certain events occur that indicate impairment. The Company assesses long-lived assets for impairment by comparing net book value of such assets to the estimated future undiscounted cash flows attributable to such assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of these assets and future undiscounted cash flows expected to result from the use of these assets. No such impairments have been recognized during the years ended December 31, 2014 or 2013.

3 Inventory, Net

Inventories consist of the following at December 31:

	2014	2013
	$	$
Raw materials	380,028	453,815
Work in process	7,843	65,273
Finished goods	413,408	212,908
Less reserve	(25,000)	(25,000)

Total inventory, net	776,279	706,996

4 Property and Equipment

Property and equipment, and related useful lives for depreciation purposes, consist of the following at December 31:

	2014	2013	Useful Life
	$	$
Computer and phone equipment	396,139	392,076	3 to 10 years
Automobile	34,429	34,429	5 years
Software	177,994	168,717	3 years
Furniture and equipment	121,880	121,880	7 years
Production and laboratory equipment	1,129,127	923,066	3 years
Leasehold improvements	19,231	13,891	5 years
Less – Accumulated depreciation	(1,547,243)	(1,373,797)

Property and equipment, net	331,557	280,262

Depreciation expense for the years ended December 31, 2014 and 2013, was $178,968 and $150,323, respectively.

5 Commitments and Contingencies

Leases

On May 1, 2014 the company signed a Second Lease Amendment to extend the lease on the Company’s facilities until December 31, 2019. The second Amendment contains an option to extend the term for a period of five years. Rent expense is recognized on a straight-line basis and for the years ended December 31, 2014 and 2013, was $88,975 and $88,297, respectively. In addition to the lease of the Company’s facilities, the Company also has operating leases for various pieces of office equipment which are included in the minimum lease payments for the years 2015, 2016 and 2017 in the table below. Future minimum lease payments under the leases through the date of termination are as follows:

Future Minimum Lease Payments	2014
$
2015	100,048
2016	102,872
2017	103,808
2018	94,310
2019	96,875

Total	497,913

6 Income Taxes

No provision or benefit for federal or state income taxes has been recorded as the Company has incurred net operating losses since inception.

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2014 and 2013, consisted of the following:

	2014	2013
	$	$
Deferred income tax assets:
Net operating loss carryforwards	17,462,046	15,668,873
Contribution carryforwards	1,887	3,295
Start-up and organization costs	316,531	359,827
Fixed assets	16,095	9,565
Inventory reserve	9,411	9,361
Deferred revenue	140,571	—
Debt discount	(135)	—
Deferred rent	3,025	3,564

	17,949,431	16,054,485
Less – Valuation allowance	(17,949,431)	(16,054,485)

Net deferred income tax assets	—	—

At December 31, 2014 and 2013, the Company provided a full valuation allowance against its net deferred income tax assets as management has assessed that the realization of these benefits could not be reasonably assured.

As of December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $46,618,400 and $42,963,300, respectively. These federal and state net operating loss carryforwards begin to expire in 2025. The utilization of the net operating loss and tax credit carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code, and state and foreign tax laws. Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (NOL) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company’s stock by more than 50 percentage points over a three year testing period (Section 382 Ownership Change). If the Company has undergone a Section 382 Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryforwards, and certain other losses, credits, deductions or tax basis. As of December 31, 2014 the Company has not completed a formal study to determine whether there are 382 limitations that apply.

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes for the year ended December 31, 2014 and 2013, as follows:

	2014		2013
	Amount	Percentage of Pretax Earnings	Amount	Percentage of Pretax Earnings
	$		$
United States federal income tax at statutory rate	(1,783,991)	-(34.0)%	(977,902)	(34.0)%
State income taxes (net of federal benefit)	(176,055)	-(3.6)%	(99,010)	(3.4)%
Non-deductible expenses	63,376	1.3%	76,781	2.7%
Change in valuation reserves	1,894,946	36.3%	1,072,461	37.3%
Other	1,724	0.0%	(72,330)	(2.5)%

Provision for income taxes	—	—	—	—

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, including any state or local jurisdiction where a return may not have been filed, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009.

The Company previously adopted the standard regarding the accounting for uncertainty in income taxes which establishes the criterion that an individual tax position has to meet some or all of the benefits of that position to be recognized in the Company’s financial statements. The difference between the tax benefit recognized in the financial statements for a position in accordance with this standard and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit. In connection with the adoption of this standard, the Company noted no such differences. During the years ended December 31, 2014 and 2013, the Company recognized no interest or penalties. The Company had no interest or penalties accrued at December 31, 2014 and 2013.

7 Notes Payable

In March 2011, the Company entered into a note payable for $34,429 with a financial institution in order to purchase a vehicle. The note payable requires monthly payments of principal and interest totaling $578 payable per month through February 2016. The interest rate for the note payable is fixed at 3.9% for a period of 5 years. Future principal payments of long-term borrowings at December 31, 2014 are as follows:

Amount
$
2015	6,754
2016	1,090

7,844

8 Line of Credit

On July 17, 2009, the Company signed a Loan and Security Agreement with a commercial bank for a $500,000 revolving line of credit. Effective July 29, 2013, the Company signed a Seventh Amendment to the Loan and Security Agreement to increase the line to $1,000,000 and to extend the maturity date. As of December 31, 2014 and 2013, the Company has not drawn any amounts on this line of credit. The line matures on July 29, 2015 and allows for the Company to borrow up to 80% of eligible accounts receivable at an interest rate of prime plus 1.5%, with a minimum rate of 5.5%. The line is collateralized by any and all properties, rights and assets of the Company. In connection with this revolving line of credit, the Company issued 4,029 shares of Series C-1 Preferred Stock warrants with an exercise price of $3.7232 per share which were recorded for $13,166 based on the fair value of the warrants.

In connection with the Loan and Security Agreement, the Company is required to maintain all banking relationships and has provided a blanket lien on all assets including intellectual property. Additionally, the Company must meet monthly and quarterly covenants as set forth by the Bank. The Bank and the Company agreed to Amendments and Forbearance agreements whereby the bank has provided forbearance for covenants that have been defaulted and amendments to covenants. Previous agreements are as follows: First Amendment and Forbearance to the Loan and Security Agreement dated April 26, 2010, Second Amendment dated September 17, 2010, Third Amendment dated March 22, 2011, and Fourth Amendment dated July 25, 2011, and the Fifth Amendment and Default Waiver on May 22, 2012, and the Sixth Amendment and Default Waiver on February 26, 2013. In October 2014, the Company terminated the Loan and Security Agreement. At the time of the termination the Company had no outstanding draws against the line of credit.

9 Debt

On November 10, 2014, the Company signed a Loan and Security Agreement with Hercules Technology Growth Capital, Inc for a $20,000,000 term loan. The first tranche of $10,000,000 was funded on the closing date. The loan has an interest only period for the first twenty-one months followed by equal installments of principal and interest. The last payment is a balloon payment on the maturity date of November 1, 2018. The rate of interest is the greater of 9.25% or 9.25% plus prime minus 5.5%. The loan is collateralized by any and all properties, rights and assets of the Company

Upon meeting performance milestones, the Company can access two additional tranches of $5,000,000 each. The second tranche milestone is the achievement of not less than 85% of projected conservative revenues for the six months ended June 30, 2015. The second tranche is available from July 5, 2015 through August 15, 2015. The third tranche of $5,000,000 is available from April 5, 2016 through May 15, 2016 if the Company meets revenue milestones of not less than 85% of Conservative Revenue Projections for the twelve months ended March 31, 2016.

In connection with this Agreement, the Company issued 201,440 shares of Series D-1 Preferred Stock warrants with an exercise price of $3.7232 per share which were recorded for $333,445 based on the fair value of the warrants at the grant date. The holders of the warrants have the option to exercise the warrants for Series D-1 Stock, which is mandatorily redeemable for common stock if certain conditions are met. Accordingly, the initial fair value of the warrants was recorded as an accrued warrant liability on the consolidated balance sheets with a debt discount recorded offsetting the warrant liability. The warrants are marked to market at the end of the reporting period using the Black-Scholes valuation model. At December 31, 2014, all outstanding warrants were adjusted to the fair value of $511,709 as determined by the Company, resulting in a gain of $23,743, which has been reflected in “Change in fair value of preferred stock warrants’” on the consolidated statement of operations. If the company borrows on the third tranche, an additional warrant of 67,147 shares of Series D-1 Preferred Stock warrants with an exercise price of $3.7232, or the most recent equity round pricing will be issued.

10 Note and Warrant Financing

In connection with the Note and Warrant Financing completed on February 10, June 4, and August 16, 2010, the Company issued 107,435 warrants, which granted investors the right to purchase shares of the capital stock into which the Notes converted. The Notes were converted into Series D Preferred Shares at $3.7232 per share on October 20, 2010 and November 5, 2010, for $4,154,081, including accrued and unpaid interest. The warrants are exercisable immediately and expire on May 1, 2017. All warrants remain outstanding as of December 31, 2014.

11 Stockholders’ Equity and Convertible Preferred Stock

At December 31, 2014, the Company was authorized to issue 37,599,273 shares of capital stock ($0.00001 par value), of which 20,696,284 shall be designated Common Stock and 16,902,989 shall be designated Preferred Stock (2,755,372 shares of Series A Preferred Stock, 2,619,080 shares of Series B Preferred Stock, 2,282,981 shares of Series C Preferred Stock, 1,289,210 shares of Series C-1 Preferred Stock, 4,464,726 shares of Series D Preferred Stock and 3,491,620 shares of Series D-1 Preferred Stock).

Convertible Preferred Stock

On January 31, 2013, certain members of the Company’s management team purchased a total of 18,532 shares of Series D Convertible Preferred Stock for $3.7232 per share for gross proceeds of $68,998 as approved by the Board of Directors on December 5, 2012. On March 1, May 1, and June 3, 2013 a total of 2,991,066 shares of Series D-1 Preferred Stock were issued at $3.7232 per share for gross proceeds, net of Bridge Note Conversions of $7,702,576. In connection with these stock issuances, $77,470 of issuance costs were incurred in 2013. On January 31, 2014, certain members of the Company’s management team purchased a total of 10,871 shares of Series D Convertible Preferred Stock for $3.7232 per share for gross proceeds of $40,475 as approved by the Board of Directors on January 27, 2014.

The following is a summary of the rights, preferences and terms of the Company’s common and preferred stock from the Company’s Amended Certificate of Incorporation:

Dividends

The holders of the Series A, B, C, C-1, D, Combined Preferred Stock shall be entitled to receive cumulative dividends in preference to any dividend on common stock or other preferred stock at the rate of 6% annually (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefore, when and if declared by the board of directors. Upon failure of the Company to redeem any shares of Series A, B, C, C-1, D, Combined Preferred Stock the annual dividend rate on such Series A, B, C, C-1, D, Combined Preferred Stock shall thereafter be increased to 12%.

Upon conversion of a share of Series D, Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, except for mandatory conversion, all respective accrued or declared and unpaid dividends on such share shall be cancelled and shall not thereafter be payable.

Liquidation

In the event of (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (b) a sales, transfer or other disposition of all or substantially all the assets of the Company (a Liquidating Event), each holder of Series D Combined Preferred Stock then outstanding shall be paid, before any payment shall be made in respect of the Company’s Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, an amount equal to the Series D Combined Original Price per share, plus accrued or declared dividends that are then unpaid for each share of Series D Combined Preferred Stock then held by them (Series D Combined Preference Amount). If, upon the occurrence of a Liquidating Event, the assets and funds thus distributed among the holders of the Series D Combined Preferred Stock shall be insufficient to permit the payment of the full Series D Combined Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series D Combined Preferred Stock in proportion to the Series D Combined Preference Amount each such holder is otherwise entitled to receive.

In the event of (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (b) a sales, transfer or other disposition of all or substantially all the assets of the Company (a Liquidating Event), each holder of Series C-1 Preferred Stock then outstanding shall be paid, after payment in full of the Series D Combined Preference Amount, before any payment shall be made in respect of the Company’s Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, an amount equal to the Series C-1 Original Price per share, plus accrued or declared dividends that are then unpaid for each share of Series C-1 Preferred Stock then held by them (Series C-1 Preference Amount). If, upon the occurrence of a Liquidating Event, the assets and funds thus distributed among the holders of the Series C-1 Preferred Stock shall be insufficient to permit the payment of the full Series C-1 Preference Amount, then the remaining assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series C-1 Preferred Stock in proportion to the Series C-1 Preference Amount each such holder is otherwise entitled to receive.

In the event of (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (b) a sales, transfer or other disposition of all or substantially all the assets of the Company (a Liquidating Event), each holder of Series C Preferred Stock then outstanding shall be paid, after payment in full of the Series D Combined Preference Amount and the Series C-1 Preference Amount, before any payment shall be made in respect of the Company’s Series B Preferred Stock, Series A Preferred Stock or Common Stock, an amount equal to the Series C Original Price per share, plus accrued or declared dividends that are then unpaid for each share of Series C Preferred Stock then held by them (Series C Preference Amount). If, upon the occurrence of a Liquidating Event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment of the full Series C Preference Amount, then the remaining assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series C Preferred Stock in proportion to the Series C Preference Amount each such holder is otherwise entitled to receive.

In the event of (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (b) a sales, transfer or other disposition of all or substantially all the assets of the Company (a Liquidating Event), each holder of Series B Preferred Stock then outstanding shall be paid, after payment in full of the Series D Combined Preference Amount, Series C-1 Preference Amount and Series C Preference Amount, before any payment shall be made in respect of the Company’s Series A Preferred Stock or Common Stock, an amount equal to the Series B Original Price per share, plus accrued or declared dividends that are then unpaid for each share of Series B Preferred Stock then held by them (Series B Preference Amount). If, upon the occurrence of a Liquidating Event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment of the full Series B Preference Amount, then the remaining assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series B Preferred Stock in proportion to the Series B Preference Amount each such holder is otherwise entitled to receive.

In the event of (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (b) a sales, transfer or other disposition of all or substantially all the assets of the Company (a Liquidating Event), each holder of Series A Preferred Stock then outstanding shall be paid, after payment in full of the Series D Combined Preference Amount, Series C-1 Preference Amount, Series C Preference Amount and Series B Preference Amount, before any payment shall be made in respect of the Company’s Common Stock, an amount equal to the Series A Original Price per share, plus accrued or declared dividends that are then unpaid for each share of Series A Preferred Stock then held by them (Series A Preference Amount). If, upon the occurrence of a Liquidating Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment of the full Series A Preference Amount, then the remaining assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series A Preferred Stock in proportion to the Series A Preference Amount each such holder is otherwise entitled to receive.

After payment to the holders of the Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock of the full Series D Combined Preference Amount, Series C-1 Preference Amount, Series C Preference Amount, Series B Preference Amount and Series A Preference Amount, respectively, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the Company’s Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock as if such shares of Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock had been converted voluntarily into Common Stock immediately prior to such Liquidating Event.

Redemption

At any time following the third anniversary of the original issue date of the Series D-1 Preferred Stock, to the extent that all shares Series D Combined have not previously been redeemed or converted, the holders of at least sixty percent (60%) of the shares of Series D Combined Preferred Stock voting together as a separate class and on an as-converted to Common Stock basis, may require the Company to redeem all of the then outstanding shares of Series D Preferred Stock in three equal installments. The Company shall redeem such shares of Preferred Stock at a redemption price equal to the greater of (1) the Series D Combined Preference Amount as of the applicable redemption date or (2) the fair market value of the Series D Combined Preferred Stock (fair market value to be based on a valuation of the Company as determined by an independent third-party appraiser). The Company shall not redeem, purchase or acquire for value any shares of Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock (or any other capital stock) unless it first redeems all Series D Combined Preferred Stock.

At any time following the later of the third anniversary of the original issue date of the Series C-1 Preferred Stock, and the date upon which all shares of Series D Combined Preferred Stock have been redeemed or converted, to the extent that all shares of Series C-1 Preferred Stock have not been previously redeemed or converted, the holders of at least sixty percent (60%) of the shares of Series C-1 Preferred Stock then outstanding may require the Company to redeem all of the then outstanding shares of Series C-1 Preferred Stock in three equal installments. The Company shall redeem such shares of Preferred Stock at a redemption price equal to the greater of (1) the Series C-1 Preference Amount as of the applicable redemption date or (2) the fair market value of the Series C-1 Preferred Stock (fair market value to be based on a valuation of the Company as determined by an independent third-party appraiser). The Company shall not redeem, purchase or acquire for value any shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock (or any other capital stock other than Series D Combined Preferred Stock) unless it first redeems all Series C-1 Preferred Stock.

At any time following the later of the fourth anniversary of the original issue date of the Series C Preferred Stock and the date upon which all shares of Series D Combined Preferred Stock and Series C-1 Preferred Stock have been redeemed or converted, to the extent that all shares of Series C Preferred Stock have not been previously redeemed or converted, the holders of at least fifty-seven percent (57%) of the shares of Series C Preferred Stock then outstanding may require the Company to redeem all of the then outstanding shares of Series C Preferred Stock in three equal installments. The Company shall redeem such shares of Preferred Stock at a redemption price equal to the greater of (1) the Series C Preference Amount as of the applicable redemption date or (2) the fair market value of the Series C Preferred Stock (fair market value to be based on a valuation of the Company as determined by an independent third-party appraiser). The Company shall not redeem, purchase or acquire for value any shares of Series B Preferred Stock or Series A Preferred Stock (or any other capital stock other than Series D Combined Preferred Stock and Series C-1 Preferred Stock) unless it first redeems all Series C Preferred Stock.

At any time following the later of the fifth anniversary of the original issue date of the Series B Preferred Stock and the date upon which all shares of Series D Combined Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock have been redeemed or converted, to the extent that all shares of Series B Preferred Stock have not been previously redeemed or converted, the holders of a majority of the shares of Series B Preferred Stock then outstanding may require the Company to redeem all of the then outstanding shares of Series B Preferred Stock in three equal installments. The Company shall redeem such shares of Preferred Stock at a redemption price equal to the greater of (1) the Series B Preference Amount as of the applicable redemption date or (2) the fair market value of the Series B Preferred Stock (fair market value to be based on a valuation of the Company as determined by an independent third-party appraiser). The Company shall not redeem, purchase or acquire for value any shares of Series A Preferred Stock (or any other capital stock other than Series D Combined Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock) unless it first redeems all Series B Preferred Stock.

At any time following the later of the fifth anniversary of the original issue date of the Series A Preferred Stock, and the date upon which all shares of Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock and Series B Preferred Stock have been redeemed or converted, to the extent that all shares of Series A Preferred Stock have not been previously redeemed or converted, the holders of at least two-thirds of the Series A Preferred Stock then outstanding may require the Company to redeem all of the then outstanding shares of Series A Preferred Stock in three equal installments. The Company shall redeem such shares of Preferred Stock at a redemption price equal to the greater of (1) the Series A Preference Amount as of the applicable redemption date or (2) the fair market value of the Series A Preferred Stock (fair market value to be based on a valuation of the Company as determined by an independent third-party appraiser). The Company shall not redeem, purchase or acquire for value any other capital stock other than Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock and Series B Preferred Stock unless it first redeems all Series A Preferred Stock.

At the redemption date of each series of preferred stock, all dividends shall cease to accrue and all rights of the holders of such shares shall cease.

Conversion

Each share of Series D, D-1 Combined Preferred Stock, C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be convertible at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock of the Company. The number of shares of Common Stock into which each share of the Series D Combined Preferred Stock may be converted shall be determined by dividing the Series D Combined Preference Amount in effect at the time of the conversion by the

Series D Combined Conversion Price in effect at the time of the conversion. The Series D Combined Conversion Price shall be equal to $3.7232 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The number of shares of Common Stock into which each share of the Series C-1 Preferred Stock may be converted shall be determined by dividing the Series C-1 Preference Amount in effect at the time of the conversion by the Series C-1 Conversion Price in effect at the time of the conversion. The Series C-1 Conversion Price shall be equal to $3.7232 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The number of shares of Common Stock into which each share of the Series C Preferred Stock may be converted shall be determined by dividing the Series C Preference Amount in effect at the time of the conversion by the Series C Conversion Price in effect at the time of the conversion. The Series C Conversion Price shall be equal to $3.7232 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The number of shares of Common Stock into which each share of the Series B Preferred Stock may be converted shall be determined by dividing the Series B Preference Amount in effect at the time of the conversion by the Series B Conversion Price in effect at the time of the conversion. The Series B Conversion Price shall be equal to $2.8636 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by dividing the Series A Preference Amount in effect at the time of the conversion by the Series A Conversion Price in effect at the time of the conversion. The Series A Conversion Price shall be $1.9961 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. The Company shall pay a cash adjustment equal to the fair market value of such fractional share as determined in good faith by the board of directors. The Company shall pay any and all issue and other taxes that may be payable due to conversion of Preferred Stock.

The Company shall keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time-to-time outstanding.

In the case of any consolidation or merger, each share of Preferred Stock shall be convertible into the kind and amount of shares of stock that a holder of Common Stock of the Company deliverable upon conversion of Preferred Stock would have been entitled upon such consolidation or merger.

Mandatory Conversion

Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate upon the occurrence of a closing of an underwritten public offering pursuant to an effective registration statements under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for more than $50,000,000 (net of underwriters discounts and commissions), and the price per share to the public is not less than five times the Series D Combined Original Price, subject to adjustments for any stock dividends or stock splits. In addition, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate upon the affirmative vote of the holders of at least sixty percent (60%) of the then-outstanding shares of Series D Combined, voting together as a separate class on an as-converted to Common Stock basis.

Voting

The holder of each share of Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series D Combined Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes resulting from this shall be reduced to the nearest whole number.

The holder of each share of Series D Combined Preferred Stock is offered additional protective provisions above other holders of Preferred Stock. The protective provisions call for at least sixty percent (60%) approval of the then outstanding shares of Series D Combined Preferred Stock to take any of the following actions: (i) effect the sale, lease, license or other disposition of all or substantially all of the Company’s assets; (ii) authorize any merger, consolidation or share exchange between the Company and another entity; (iii) redeem, purchase or otherwise acquire for value any shares in the Company, or declare or pay any dividends or distributions on any shares other than Series D Combined Preferred Stock; (iv) authorize any shares of capital stock superior to or on parity with the Series D Combined Preferred Stock or any securities exchangeable, convertible or exercisable for such stock; (v) alter or change any of the powers, preferences, privileges or rights of any series of Preferred Stock or change the total number of authorized shares in the Company; (vi) reclassify any shares of stock to be on parity with Series D Combined Preferred Stock; (vii) amend, repeal or add to any provision of the Company’s Certificate of Incorporation or the Company’s Bylaws; (viii) authorize the voluntary or involuntary liquidation, dissolution or winding up of the Company; (ix) authorize any public offering other than a Qualified Public Offering; (x) authorize any borrowing by the Company in excess of $100,000 or pledge any of the Company’s assets as collateral, (xi) cause the Company to become subject to any agreement that would restrict the Company’s performance of its obligations under the Certificate of Incorporation or Bylaws, (xii) authorize the Company to own, purchase or acquire any stock, obligations, or securities of, or any interest in, or make contribution to, any other person or entity not used in the ordinary course of business; (xiii) pursue any change in the fundamental business of the Company as it currently exists; and (xiv) change the size of the Company’s Board of Directors.

Carrying Value

The Preferred Stock was originally recorded at the net proceeds received by the Company at issuance. The difference between the net proceeds and the total redemption price is being accreted using the straight-line method (which approximates the amount that would be calculated under the effective interest method) over the period from issuance until the redemption date. As of December 31, 2014 cumulative accrued dividends were $17,717,314.

12 Stock-based Compensation

On May 25, 2005, the Company adopted the 2005 Stock Plan (the Plan), as amended during 2008, 2010 and 2013 to increase the number of authorized shares. The Plan provides for the granting of up to 3,197,104 stock options to employees, directors and consultants of the Company. The board of directors shall determine the exercise price, term and dates of the exercise of all options at their grant date. Absent a public market price for the Company’s common stock, the board of directors, based on an independent valuation and other factors, will determine the estimated fair market value of the common stock. The Company issues new shares of common stock upon exercise of stock options. Under the Company’s stock option plan, options become vested over four years and expire not more than 10 years after the date of grant.

The Company recognizes expense related to the fair value of the stock-based compensation awards, including employee stock options.

Compensation cost for stock-based employee compensation was $97,711 and $72,639 for the years ended December 31, 2014 and 2013, respectively.

The following table summarizes the Company’s stock option activity:

	Number of Shares	Weighted Average Exercise Price
		$
Options outstanding at December 31, 2012	1,323,635	0.25
Granted	785,168	0.42
Exercised	(63,870)	0.25
Forfeited	(69,085)	0.25

Options outstanding at December 31, 2013	1,975,848	0.32
Granted	248,000	0.45
Exercised	(18,833)	0.24
Forfeited	(136,867)	0.37

Options outstanding at December 31, 2014	2,068,148	0.33

Options exercisable at December 31, 2014	1,244,322	0.30

Intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the option exercise price and the fair value of the Company’s common stock at December 31, 2014. This amount changes based on the fair value of the Company’s stock. The total intrinsic value of options exercised during 2014 and 2013 was de minimus.

The following table summarizes information about the Company’s stock options at December 31, 2014:

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Options Exercisable	Weighted Average Remaining Contractual Life (Years)
$0.380	65,000	0.87	65,000	0.87
$0.210	15,000	2.14	15,000	2.14
$0.371	216,258	3.90	216,257	3.90
$0.290	159,211	4.98	159,211	4.98
$0.240	568,029	6.23	532,878	5.99
$0.220	166,000	7.72	98,729	7.52
$0.440	718,650	8.71	157,247	8.15
$0.450	160,000	9.83	—	9.80

	2,068,148		1,244,322

The weighted average exercise price of total options exercisable at December 31, 2014 and 2013, was $0.30 and $0.28, respectively. The weighted average remaining contractual life of exercisable options at December 31, 2014 and 2013, was 5.58 and 5.85 years, respectively.

The Company will record $119,015 of future compensation cost for stock-based employee compensation over a weighted average period of approximately two years.

The weighted average grant date fair value of options granted during the fiscal years ended December 31, 2014 and 2013, was $0.15 and $0.17 per share, respectively.

The following table summarizes the status of the Company’s non-vested shares as of December 31, 2014, and changes during the fiscal year ended December 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
		$
Options non-vested at December 31, 2013	920,869	0.17
Granted	248,000	0.21
Exercised	(18,833)	0.13
Vested	(354,478)	0.16
Forfeited	(136,867)	0.18

Options non-vested at December 31, 2014	658,691	0.19

13 Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures,” establishes a framework for measuring fair value. That framework provides a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

That hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs derived principally from/corroborated by observable market data by correlation or other means.

Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Changes in economic conditions or valuation techniques may require the transfer of financial instruments from one fair value to another. In such instances, the transfer is reported at the beginning of the reporting period. For the fiscal years ended December 31, 2014 and 2013, there were no transfers in and out of Level 1, 2, or 3.

The following table sets presents the Company’s investments, within the fair value hierarchy, as of December 31, 2013. The Company’s preferred stock warrants were measured based on unobservable inputs, and thus is considered a Level 3 financial instrument. The Company analyzes financial instruments with features of both liabilities and equity under ASC 480, Distinguishing Liabilities from Equity.

The following table sets presents the Company’s investments, within the fair value hierarchy, as of December 31, 2013.

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Assets:
Investments	—	4,494,764	—	4,494,764
Liabilities:
Warrant liability	—	—	202,007	202,007

The following table sets presents the Company’s investments, within the fair value hierarchy, as of December 31, 2014.

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Liabilities:
Warrant liability	—	—	511,709	511,709

14 Employee Benefit Plan

Effective January 5, 2006, the Company began a 401(k) profit sharing plan, which allows eligible employees to defer up to 100% of their compensation, up to the applicable limit. The Company, at its discretion, may make matching contributions. However, no matching contributions were made during 2014 or 2013.

15 Related-party Transactions

The Company has amounts payable to employees for reimbursement of expenses incurred in the normal course of business. The total amounts payable to employees, as included in accounts payable, as of December 31, 2014 and 2013, was $140 and $145, respectively. Additionally, other current assets in the accompanying balance sheets include an employee receivable of $1,650 and $4,469 at December 31, 2014 and 2013, respectively.

The Company entered into a Membership Interest Purchase Agreement on March 5, 2014 for the purchase of 100% of the membership interests of Shared Healthcare Metrics, LLC. The Board of Directors approved this purchase agreement by written consent as it deemed it to be in the best interest of the Company.

On January 31, 2014, certain members of the Company’s management team purchased a total of 10,871 shares of Series D-1 Convertible Preferred Stock for $3.7232 per share for gross proceeds of $40,475 as approved by the Board of Directors on January 27, 2014.

The Company entered into a consulting agreement with Shared Healthcare Metrics, LLC on July 8, 2013, whose owner is a related party to a member of the Company’s management team. The total amounts paid in 2013, to Shared Healthcare Metrics, LLC, for consulting services was $40,253. At December 31, 2013, the total amounts payable to Shared Healthcare Metrics, LLC for consulting services and reimbursement of expenses, as included in accounts payable was $9,187.

16 Subsequent Events

On January 31, 2015, the Company entered into a separation agreement with a former member of management. Under this agreement, the Board of Directors approved for a severance package consisting of one year’s salary and accelerated vesting of options granted as part of that agreement.

On March 19, 2015 the Company sold the vehicle under financing through the Note Payable. The company received $12,000, for the sale of the vehicle and paid off the remaining balance on the Note.

On April 1, 2015 the Board of Directors approved the 6th Amendment to the Certificate of Incorporation, which increased shares allowed for Common Stock. The Board of Directors recommended and Stockholders consented to an amendment and increase to the 2005 Stock Plan of 720,000 additional shares.

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through July 13, 2015, the date the financial statements were available to be issued. All subsequent events requiring recognition and disclosure have been incorporated into these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to give effect to the acquisition of nContact Surgical, Inc. (“nContact”) by AtriCure, Inc. (“AtriCure”), or the Acquisition, as announced on October 4, 2015 and subsequently closed on October 13, 2015.

The unaudited pro forma condensed consolidated financial information was prepared using (i) the audited consolidated financial statements of AtriCure for the year ended December 31, 2015 incorporated by reference elsewhere in this prospectus, (ii) the unaudited consolidated financial information of nContact prior to acquisition (the period January 1, 2015 through October 13, 2015), and (iii) the preliminary purchase price allocation of the nContact acquisition, a summary of which is included in Note 2 to this unaudited pro forma condensed consolidated financial information, and (iv) the assumptions and adjustments described in the notes accompanying this unaudited pro forma condensed consolidated financial information.

The nContact acquisition was accounted for using the “acquisition method” of accounting. Under the acquisition method of accounting, the purchase price is required to be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values. Any purchase price in excess of the fair value of the acquired tangible and intangible assets is required to be allocated to goodwill in our condensed consolidated balance sheet as of the end of the period in which the acquisition closed. We performed appraisals necessary to derive preliminary fair values of the tangible and intangible assets acquired and liabilities assumed, the amounts of assets and liabilities arising from contingencies, and the amount of goodwill or bargain purchase gain to be recognized as of the acquisition date, and the related preliminary allocation of the purchase price. Such values arising from appraisals are preliminary estimates and subject to adjustment as the accounting for the acquisition is completed.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated audited and unaudited financial statements of AtriCure and nContact and the related audited and unaudited notes thereto included elsewhere in this prospectus.

AtriCure, Inc. and nContact Surgical, Inc.

Condensed combined statement of operations and pro forma adjustments

For the year ended December 31, 2015 (AtriCure, Inc.) and

Pre-Acquisition period January 1, 2015 through October 13, 2015 (nContact Surgical, Inc.)

(Unaudited)

(amounts in thousands, except for per share data)

	Historical
	AtriCure, Inc.	nContact Surgical, Inc.	g)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$129,755	$8,127		$(57	) a)	$137,825
Cost of Revenue	36,880	1,064		457	b)	38,401

Gross profit	92,875	7,063		(514)		99,424
Operating expenses:
Research and development expenses	25,742	2,407		245	c)	28,394
Selling, general and administrative expenses	93,853	13,645		(6,107	) d)	101,391

Total operating expenses	119,595	16,052		(5,862)		129,785

Income (loss) from operations	(26,720)	(8,989)		5,348		(30,361)
Other income (expense):
Interest expense	(292)	(960)		960	e)	(292)
Interest Income	190	15		—		205
Other	(354)	47		—		(307)

Income (loss) before income tax expense	(27,176)	(9,887)		6,308		(30,755)
Income tax expense	(36)	—		—		(36)

Net loss	$(27,212)	$(9,887)		$6,308		$(30,791)

Basic and diluted net loss per share	$(0.97)					$(0.99)
Weighted average shares outstanding - basic and diluted	28,058			2,974	f)	31,032

AtriCure, Inc. and Subsidiaries and nContact Surgical, Inc. and Subsidiary

Notes to unaudited pro forma condensed combined financial information

(amounts in thousands)

Note 1. Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition and related transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of continuing operations, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the Acquisition closes, and could result in significant changes to the unaudited pro forma condensed combined financial information, including goodwill.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated audited and unaudited financial statements of AtriCure and nContact and the related audited and unaudited notes thereto included or incorporated by reference elsewhere in this prospectus.

Note 2. nContact Acquisition

On October 13, 2015, AtriCure completed its acquisition of nContact, pursuant to the Merger Agreement, dated as of October 4, 2015. Parties to the Merger Agreement, in addition to AtriCure and nContact, include Portal Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of AtriCure (“Merger Sub”), Second Portal Merger Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of AtriCure (“Second Merger Sub”), and WYRP Stockholder Services, LLC, a North Carolina limited liability company and representative of the nContact equity holders. Under the terms of the Merger Agreement, nContact merged with and into Merger Sub and Merger Sub survived as a wholly owned subsidiary of AtriCure (the “Merger”). Immediately following the Merger, Merger Sub then merged with and into Second Merger Sub, with the Second Merger Sub surviving as a wholly owned subsidiary of AtriCure.

The aggregate consideration paid at closing to nContact’s former stockholders in the Merger was paid through the issuance of 3,757 shares of AtriCure common stock and cash of $7,581. Additional consideration, contingent upon the achievement of specified clinical and revenue targets, may be paid in cash and AtriCure common stock at various dates specified by the Merger Agreement, however, the Agreement limits the total number of shares of AtriCure common stock issued in connection with the acquisition to 5,660. Additional consideration includes up to $50,000 based on the achievement of certain clinical milestones prior to December 31, 2020, and 1.5 times nContact revenues in excess of specified revenue targets in calendar years 2016 through 2019. Although the cash paid at acquisition was subject to adjustment for net working capital balances outside of a specified range, no such adjustment was made as a result of the final net working capital delivered.

The total purchase price of the acquisition is as follows:

Fair value of shares issued at closing	$69,054
Cash	7,581
Fair value of contingent consideration	40,207

Total Purchase Price	$116,842

Preliminary Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total purchase price for nContact was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill.

The Company’s preliminary purchase price allocation for nContact is as follows:

Fair Value of Acquired Working Capital	$460
Adjustment to recognize assets and liabilities at fair value
Property & Equipment	311
Identified intangible assets
SUBTLE access technology (estimated 5 year life)	2,179
IPR&D (indefinite life until completion)	44,021
Goodwill	69,871

Total Purchase Price	$116,842

The preliminary purchase price allocation is based on preliminary estimates and assumptions, and is subject to change during the purchase price measurement period as the Company finalizes the accounting for the acquisition. Deferred tax assets and liabilities were also recognized at acquisition date for the future tax consequences attributable to differences between the above financial statement carrying amounts of existing assets and liabilities and their respective tax bases and acquired operating loss and tax credit carryforwards of nContact. The Company recorded a full valuation allowance against the net deferred tax assets at acquisition.

Note 3. Notes to Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the year ended December 31, 2015

The unaudited pro forma condensed statement of continuing operations above reflects the following specific adjustments:

a)	Revenue
	To conform nContact revenue recognition related to loaner generators to AtriCure policy.	$(57)
b)	Cost of Revenue
	To conform treatment of nContact product inventory issued to sales representatives to AtriCure policy of expensing such amounts.	$3
	Reclassification of certain excise taxes to cost of revenue from selling, general and administrative expense to conform to AtriCure presentation.	140
	Reclassification of depreciation expense from selling, general and administrative expenses to conform to AtriCure presentation.	108
	Reclassification of personnel expenses to cost of revenue from selling, general and administrative expenses to conform to AtriCure presentation.	35
	Reclassification of personnel expenses to cost of revenue from research and development expense to conform to AtriCure presentation.	113
	Reclassification of laboratory and warehouse facilities costs to cost of revenue from selling, general and administrative expenses to conform to AtriCure presentation.	58

	Total adjustments to cost of revenue	$457
c)	Research and Development Expenses
	Reclassification of depreciation expense from selling, general and administrative expenses to conform to AtriCure presentation.	$17
	Reclassification of personnel expenses from research and development to selling, general and administrative expenses to conform to AtriCure presentation.	(37)
	Reclassification of personnel expenses to research and development expense from cost of revenue to conform to AtriCure presentation.	(113)
	Reclassification of laboratory and facility costs to research and development expenses from selling, general and administrative expenses to conform to AtriCure presentation.	33
	To record amortization expense for newly identified nContact intangible assets for the pre-acquisition period January 1, 2015 through October 13, 2015.	345

	Total adjustments to research and development expenses	$245
d)	Selling, General and Administrative Expenses
	Reclassification of certain excise taxes to cost of revenue from selling, general and administrative expense to conform to AtriCure presentation.	$(140)
	Reclassification of depreciation expense from selling, general and administrative expenses to conform to AtriCure presentation.	(125)
	Reclassification of personnel expenses to cost of revenue from selling, general and administrative expenses to conform to AtriCure presentation.	(35)
	Reclassification of personnel expenses from research and development to selling, general and administrative expenses to conform to AtriCure presentation.	37
	Reclassification of laboratory and facility costs to cost of revenue and research and development expenses from selling, general and administrative expenses to conform to AtriCure presentation.	(91)
	To remove transaction costs incurred by AtriCure and nContact directly related to the acquisition and included in the historical statement of operations.	(5,753)

	Total adjustments to selling, general and administrative expenses	$(6,107)
e)	Interest Expense
	To remove interest expense incurred on long term debt paid off in connection with the acquisition of nContact.	$960
f)	Weighted-average shares outstanding - basic and diluted
	AtriCure shares issued to nContact shareholders as merger consideration, pro-rated for the pre-acquisition period January 1, 2015 through October 13, 2015.	2,974

g)	nContact Surgical, Inc. Historical Results
	nContact historical results represent the period prior to acquisition date October 13, 2015, and consist of the following:

		Historical nContact nine months ended 9/30/15	Historical nContact period 10/1/15 through 10/13/15	Total Historical nContact
	Revenue	$7,732	$395	$8,127
	Cost of Revenue	1,011	53	1,064

	Gross profit	6,721	342	7,063
	Operating expenses:
	Research and development expenses	1,637	770	2,407
	Selling, general and administrative expenses	8,802	4,843	13,645

	Total operating expenses	10,439	5,613	16,052

	Loss from operations	(3,718)	(5,271)	(8,989)
	Other income (expense):
	Interest expense	(928)	(32)	(960)
	Interest income	13	2	15
	Other	46	1	47

	Loss before income tax expense	(4,587)	(5,300)	(9,887)
	Income tax expense	—	—	—

	Net loss	$(4,587)	$(5,300)	$(9,887)

	The historical nContact information for the nine months ended September 30, 2015 was derived from the unaudited condensed consolidated financial statements of nContact included within this filing. The historical nContact information for the period of October 1, 2015 through October 13, 2015 reflects management’s compilation of such results from the internally prepared nContact financial statements and has not been audited or reviewed by an independent registered public accounting firm.

Note 4. Pro Forma Net Loss per Common Share

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of AtriCure’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the nContact acquisition. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated below:

Securities and Exchange Commission registration fee	$26,701
Trustee fees and expenses		*
Transfer agent and registrar fees		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$26,701	*

*	Estimated expenses are presently not known and cannot be estimated. The foregoing sets forth the general categories of expenses (other than underwriting compensation) that we anticipate we will incur in connection with the offering of securities under this registration statement.

Item 15.	Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

As permitted by the DGCL, the Third Amended and Restated Bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain exceptions and (3) the rights conferred in the Third Amended and Restated Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification provisions in the Registrant’s Amended and Restated Certificate of Incorporation, Third Amended and Restated Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has obtained liability insurance for its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Exhibit No.	Description Of Document

1.1(1)	Form of Underwriting Agreement

4.1(2)	Second Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Form 8-K filed on May 27, 2016)

4.2(2)	Third Amended and Restated Bylaws (incorporated by reference to the Registrant’s Form 8-K filed on February 8, 2016)

4.3(2)	Specimen Common Stock Certificate (incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-124197) filed on July 7, 2005)

4.4(1)	Form of Certificate of Designation of Preferred Stock

4.5(1)	Specimen Preferred Stock Certificate

4.6(2)	Form of Senior Indenture (incorporated by reference to the Registrant’s Registration Statement File No. 333-175288 filed on July 1, 2011)

4.7(2)	Form of Subordinated Indenture (incorporated by reference to the Registrant’s Registration Statement File No. 333-175288 filed on July 1, 2011)

4.8(1)	Form of Debt Security

4.9(1)	Form of Deposit Agreement

4.10(1)	Form of Depositary Receipt

4.11(1)	Form of Warrant Agreement

4.12(1)	Form of Warrant Certificate

4.13(1)	Form of Unit Agreement

4.14(1)	Form of Unit Certificate

5.1	Opinion of Keating Muething & Klekamp PLL

8(1)	Opinion of tax counsel

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Grant Thornton LLP

23.4	Consent of Keating Muething & Klekamp PLL (contained in Exhibit 5)

24.1	Powers of Attorney (contained in the signature page)

25.1(2)	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Senior Indenture (incorporated by reference to the Registrant’s Registration Statement File No. 333-207916 filed on November 10, 2015)

25.2(2)	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U. S. Bank National Association, as Trustee under the Subordinated Indenture (incorporated by reference to the Registrant’s Registration Statement File No. 333-207916 filed on November 10, 2015)

(1)	To be filed as an exhibit to a Current Report on Form 8-K.
(2)	Incorporated by reference from other documents filed with the Commission as indicated.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	The undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(e)	The undersigned registrant hereby undertakes to deliver or caused to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and is furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(g)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h)	The undersigned registrant hereby undertakes to file, if necessary, an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of such Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mason, Ohio, as of the 17 day of June, 2016.

ATRICURE, INC.

By:	/s/ Michael H. Carrel
Michael H. Carrel President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael H. Carrel and M. Andrew Wade, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael H. Carrel	President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2016
Michael H. Carrel

/s/ M. Andrew Wade	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2016
M. Andrew Wade

/s/ Richard M. Johnston	Chairman of the Board of Directors	June 17, 2016
Richard M. Johnston

/s/ Mark A. Collar	Director	June 17, 2016
Mark A. Collar

/s/ Scott W. Drake	Director	June 17, 2016
Scott W. Drake

/s/ Michael D. Hooven	Director	June 17, 2016
Michael D. Hooven

/s/ Elizabeth D. Krell	Director	June 17, 2016
Elizabeth D. Krell

/s/ Mark R. Lanning	Director	June 17, 2016
Mark R. Lanning

/s/ Karen P. Robards	Director	June 17, 2016
Karen P. Robards

/s/ Robert S. White	Director	June 17, 2016
Robert S. White